UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

M.D.C. Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

March 12, 2008

To Our Shareowners:

You are invited to attend the 2008 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) to be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Tuesday, April 29, 2008, at 8:00 a.m., Denver time.

Following this letter is the formal notice of the Meeting and a Proxy Statement describing the matters to be acted upon at the Meeting. Shareowners also are entitled to vote on any other matters that properly come before the Meeting.

While some of our shareowners have exercised their right to vote their shares in person, we recognize that most of you are unable to attend the Meeting. Accordingly, enclosed is a proxy card that enables shareowners to vote their shares on the matters to be considered at the Meeting, even if they are unable to attend. Please mark the proxy card to indicate your vote, date and sign the proxy card and return it to the Company in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management’s recommendations, you need not mark your vote on the proxy card, but need only sign, date and return it in the enclosed postage-paid envelope.

WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY CARD AS SOON AS POSSIBLE.

Sincerely,

Larry A. Mizel

Chairman of the Board

i

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

NOTICE OF ANNUAL MEETING OF

SHAREOWNERS

To Our Shareowners:

The 2008 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) will be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Tuesday, April 29, 2008, at 8:00 a.m., Denver time, to consider and act upon the following matters:

1.	the election of William B. Kemper and David D. Mandarich as Class II Directors for three-year terms expiring in 2011;

2.	approval of the M.D.C. Holdings, Inc. Amended Executive Officer Performance-Based Compensation Plan;

3.	approval of a plan amendment to authorize stock option repricing and an exchange program to reprice stock options held by Company employees;

4.	approval of a plan amendment to reprice stock options held by the Company’s independent Directors and implement a restrictive exercisability period;

5.	a shareowner proposal concerning establishment of a new compliance committee and review of regulatory, litigation and compliance risks, if the proposal is presented at the meeting;

6.	approval of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year; and

7.	such other business as properly may come before the Meeting and any postponements or adjournments thereof.

Only shareowners of record at the close of business on March 3, 2008, the record date, will be entitled to vote at the Meeting.

ii

Important Notice Regarding the Availability of Proxy Materials

for the Shareowner Meeting to Be Held on April 29, 2008:

The Proxy Statement and the Annual Report to Shareowners are available at:

www.mdcholdings.com/2008proxy

Management and the Board of Directors desire to have maximum representation at the Meeting and respectfully request that you date, execute and timely return the enclosed proxy in the postage-paid envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph H. Fretz

Secretary

March 12, 2008

iii

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

PROXY STATEMENT

ANNUAL MEETING OF SHAREOWNERS

April 29, 2008

GENERAL INFORMATION

Time, Place and Purposes of Annual Meeting

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of M.D.C. Holdings, Inc. (the “Company”) to be used at the Annual Meeting of Shareowners of the Company (the “Meeting”) to be held at our principal executive offices, 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado 80237, on Tuesday, April 29, 2008, at 8:00 a.m., Denver time, and any postponements or adjournments thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting, collectively referred to as the “Proxy Materials,” are first being sent to shareowners on or about March 12, 2008.

Important Notice Regarding the Availability of Proxy Materials

for the Shareowner Meeting to Be Held on April 29, 2008:

The Proxy Statement and the Annual Report to Shareowners are available at:

www.mdcholdings.com/2008proxy

Solicitation

The enclosed proxy is being solicited by the Board of Directors of the Company, which will pay the cost of solicitation. In addition to solicitations by mail, solicitations may be made in person, by telephone or by other means of communication by Directors, officers and employees of the Company. The Company will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares. Although we presently do not intend to do so, in the event that we retain the services of a proxy solicitation firm to solicit proxies, we would pay all reasonable costs associated with such firm, which we anticipate would not exceed $10,000 plus costs and expenses.

Shareowners Sharing an Address

The broker, bank or other nominee of any shareowner who is a beneficial owner, but not the record holder, of the Company’s common stock, $.01 par value (the “Common Stock”) may deliver only one copy of this Proxy Statement, our 2007 Annual Report to Shareowners on Form 10-K (the “Annual Report”) or any notice of internet availability of proxy materials to multiple shareowners sharing an address, unless the broker, bank or nominee has received contrary instructions from one or more of the shareowners.

In addition, with respect to shareowners of record, in some cases, only one copy of this Proxy Statement, our Annual Report or any notice of internet availability of proxy materials may be delivered to multiple shareowners sharing an address, unless the Company has received contrary instructions from one or more of the shareowners. Upon written or oral request, the Company will deliver free of charge a separate copy of this Proxy Statement, our Annual Report or any notice of internet availability of proxy materials, as applicable, to a shareowner at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of such materials in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company’s contact information for these purposes is: M.D.C. Holdings, Inc., telephone number: (303) 773-1100, Attn: Corporate Secretary, 4350 South Monaco Street, Suite 500, Denver, CO 80237.

Voting Proxies

Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the Meeting will be voted in accordance with the instructions specified in the proxies. Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted FOR the election as Directors of the nominees named in this Proxy Statement, FOR approval of the Amended Executive Officer Performance-Based Plan, FOR approval of the plan amendment to authorize stock option repricing and an exchange program to reprice stock options held by employees, FOR approval of the plan amendment to reprice stock options held by independent directors and implement a restrictive exercisability period, AGAINST the shareowner proposal and FOR approval of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

If your shares are held by a broker, bank or other nominee (often referred to as holding in “street name”) and you wish to attend the Meeting, you will need to bring a legal proxy from the broker, bank or other nominee reflecting your share ownership as of March 3, 2008 (the “Record Date”) and government issued picture identification of yourself. All shareowners must check in at the registration desk at the meeting.

Vote Required and How Votes Are Counted

Holders of shares of the Company’s Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. Holders include participants in our 401(k) savings plan who have investments in Common Stock within that plan. The trustee of the 401(k) savings plan is authorized to vote the shares of Common Stock held in participant accounts as directed by the participants so long as the direction is consistent with the trustee’s duties under the Employee Retirement Income Security Act (“ERISA”). If the 401(k) trustee does not receive voting instructions from a participant, or if instructions are not received in a timely fashion, the trustee will vote the participant’s shares of Common Stock in the same proportions as the participants who affirmatively directed their shares of Common Stock to be voted, unless the trustee determines that a pro rata vote would be inconsistent with its fiduciary duties under ERISA. If the trustee makes such a determination, the trustee will vote the Common Stock as it determines to be consistent with its fiduciary duties under ERISA.

As of the Record Date, approximately 47,836,247 shares of Common Stock were issued and outstanding and the number of shares of Common Stock entitled to vote was approximately 46,343,377.

The Company’s By-Laws provide that the holders of one-third of the shares of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for transacting business at the Meeting. Shareowners who are present in person or represented by proxy, whether they vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, described below, also will be counted as present for purposes of determining whether a quorum exists. Each share of Common Stock issued and outstanding on the Record Date, other than shares held by the Company or a subsidiary, is entitled to one vote on each matter presented at the Meeting.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting will be required for the election of a nominee to the Board of Directors. In order for the following proposals to be approved, New York Stock Exchange (the “NYSE”) rules require approval by a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal: (i) the Amended Executive Officer Performance-Based Plan; (ii) the plan amendment to authorize stock option repricing and an exchange program to reprice stock options held by Company employees; and (iii) the plan amendment to reprice stock options held by the Company’s independent Directors and implement a restrictive exercisability period. To be approved, the shareowner proposal and the proposal to approve the appointment of the Company’s auditor each must receive the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

NYSE rules also determine whether proposals presented at shareowner meetings are “routine” or “non-routine.” If a proposal is routine, an NYSE member organization (“broker”) holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when a proxy is received from a broker and the broker has not voted with respect to a particular matter because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion. The uncontested proposal to elect directors and the proposal to approve the selection of the auditor are routine proposals under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on the proposals even if no voting instructions are provided by the beneficial owner. The shareowner proposal, along with the proposals to approve (i) the Restated Executive Officer Performance-Based Plan, (ii) the plan amendment for repricing of employee stock options and (iii) the plan amendment to reprice stock options held by the Company’s independent directors and implement a restrictive exercisability period, are non-routine proposals under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on the proposal only if voting instructions are provided by the beneficial owner.

The following table reflects the vote required for the proposals and the effect of broker non-votes, withhold votes and abstentions on the vote, assuming a quorum is present at the Meeting:

Proposal	Vote Required	Effect of Broker Non-Votes, Withhold Votes and Abstentions
Election of Directors	The two nominees who receive the most votes will be elected.	Broker non-votes and withhold votes have no legal effect.

Approval of Amended Executive Officer Performance-Based Plan

Step 1: Approval by a majority of the votes cast on the proposal;

Step 2: Provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal.

Broker non-votes have no legal effect with respect to Step 1, and are not counted as “cast” for purposes of meeting the 50% requirement of Step 2.

Abstentions have the same effect as a vote against the proposal with respect to Step 1 and are counted as “cast” for purposed of meeting the 50% requirement of Step 2.

Approval of Plan Amendment to Authorize Stock Option Repricing and an Exchange Program to Reprice Stock Options Held by Employees

Step 1: Approval by a majority of the votes cast on the proposal;

Step 2: Provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal.

Broker non-votes have no legal effect with respect to Step 1, and are not counted as “cast” for purposes of meeting the 50% requirement of Step 2.

Abstentions have the same effect as a vote against the proposal with respect to Step 1 and are counted as “cast” for purposed of meeting the 50% requirement of Step 2.

Approval of Plan Amendment to Reprice Stock Options Held by Independent Directors

Step 1: Approval by a majority of the votes cast on the proposal;

Step 2: Provided that the total votes cast on the proposal represent over 50% in interest of all shares entitled to vote on the proposal.

Broker non-votes have no legal effect with respect to Step 1, and are not counted as “cast” for purposes of meeting the 50% requirement of Step 2.

Abstentions have the same effect as a vote against the proposal with respect to Step 1 and are counted as “cast” for purposed of meeting the 50% requirement of Step 2.

Shareowner Proposal	Affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.	Broker non-votes have no legal effect; abstentions have the same effect as a vote against the proposal.

Selection of Auditor	Affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.	Broker non-votes have no legal effect; abstentions have the same effect as a vote against the proposal.

Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If any other proposals are properly presented to the shareowners at the Meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and our By-Laws, the number of votes required to approve a proposal is the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. The proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this Proxy Statement that is properly presented to the shareowners at the Meeting and any adjournments or postponements thereof. The persons named as proxies on the proxy card are Paris G. Reece III, the Company’s Executive Vice President, Chief Financial Officer and Principal Accounting Officer, and Michael Touff, the Company’s Senior Vice President and General Counsel.

Revocability of Proxy

The giving of the enclosed proxy does not preclude the right of a shareowner to vote in person. A proxy may be revoked at any time prior to its exercise by notice of revocation in writing sent to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting in person.

Annual Report

The Company’s 2007 Annual Report, including the Company’s 2007 audited financial statements, is enclosed with these Proxy Materials. Except to the extent expressly referenced in this Proxy Statement, the Annual Report is not incorporated into this Proxy Statement.

CORPORATE GOVERNANCE

Among the many corporate governance measures the Company has in place are the following:

Director Independence

NYSE listing standards require that the Board of Directors be comprised of a majority of independent directors. Securities and Exchange Commission (“SEC”) rules and NYSE listing standards require that audit committees be comprised solely of independent directors. NYSE listing standards also require that corporate governance/nominating committees and compensation committees be comprised solely of independent directors.

Under the NYSE listing standards, no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. As permitted by the NYSE listing standards, the Board has adopted the following categorical standards to assist in determining whether a director of the Company (“Director”) is independent:

Unless there exists a material relationship between the Company and a Director of the Company, such Director will be deemed “independent” if:

1.	The Director has not been an employee of the Company, and no immediate family member of the Director has been an executive officer of the Company, within the last three years.

2.

The Director has not received, and no immediate family member of the Director has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation paid to the Director for former service as an interim chairman, chief executive officer or other executive officer of the Company, or (c) compensation paid to an immediate family member of the Director as an employee of the Company (other than an executive officer of the Company).

3.	(a) Neither the Director nor an immediate family member of the Director is a current partner of a firm that is the Company’s internal or external auditor; (b) the Director is not a current employee of such a firm; (c) the Director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) neither the Director nor an immediate family member of the Director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	Neither the Director nor an immediate family member of the Director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on the other company’s compensation committee.

5.	The Director is not a current employee, and no immediate family member of the Director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board of Directors also has adopted the following, additional standards of independence with respect to members of the Company’s Audit Committee:

A Director will be deemed “independent” for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, provided:

1.	The Director has not directly or indirectly accepted any consulting, advisory, or other compensatory fee from the Company (or any subsidiary), other than (a) in the Director’s capacity as a member of the Board of Directors and any Board committee, (b) fixed amounts under a retirement plan for prior service or (c) dividends to shareowners.

2.	The Director has not been an “affiliated person” of the Company (or any subsidiary), apart from his/her capacity as a member of the Board or any Board committee. An “affiliated person” means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company.

The foregoing standards are available on the investor relations section of Company’s web site, www.richmondamerican.com.

The Company’s Board of Directors has determined the independence of Directors based on a review conducted by the Corporate Governance/Nominating Committee. This determination included consideration of the fact that California Bank & Trust, of which Mr. Blackford is the Chief Executive Officer, is one of the 23 participating lenders in the Company’s Second Amended and Restated Credit Agreement dated March 22, 2006, as amended, and that Mr. Blackford has no direct or indirect material interest with respect to the credit agreement. The Board determined that each of Messrs. Michael A. Berman, David E. Blackford, Steven J. Borick, Herbert T. Buchwald and William B. Kemper have no material relationship with the Company, each is independent under the rules of the SEC and the NYSE listing standards, each meets the foregoing standards of independence adopted by the Board and each is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

Frequent Meetings of the Board of Directors and Board Committees

For years, the Board of Directors and the Audit Committee generally have held regular monthly meetings and additional meetings as necessary. The other Board committees also hold frequent meetings, as may be necessary. In 2007, the Board, the Audit Committee, the Compensation Committee, the Corporate Governance/Nominating Committee and the Legal Committee held 12, 12, 12, 6 and 9 meetings, respectively. In 2006, they held 14, 16, 9, 7 and 9 meetings, respectively, and in 2005, they held 21, 18, 10, 8 and 15 meetings, respectively.

Asset Management Committee

Even prior to passage of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the SEC and NYSE corporate governance requirements that followed, the Company had in place an Asset Management Committee (“AMC”). The Company currently has two separate AMCs, each of which includes at least one member of our senior management. The AMCs generally meet weekly to review all proposed land acquisitions and review other proposed non-land transactions at or above certain thresholds. Land acquisitions and other transactions that exceed certain thresholds also are reviewed by an executive committee of senior officers and the Board of Directors.

Lead Director

The Board has designated Herbert T. Buchwald, an independent member of the Board, as Lead Director. Mr. Buchwald is the Chairman of the Audit Committee, a member of the Compensation, Legal and Corporate Governance/Nominating Committees, and is the Company’s Audit Committee Financial Expert. Among other responsibilities, the Lead Director advises the Chairman of the Board as to the quality, quantity and timeliness of the flow of information to permit the independent Directors to effectively and responsibly perform their duties, assists in providing effective corporate governance in the management of the affairs of the Board and the Company, advises the Chairman as to an appropriate schedule of Board and Committee meetings, provides input as to meeting agendas and topics, coordinates and provides guidance to the committee chairmen and independent Directors in the performance of their duties, coordinates the agenda for and presides at executive sessions of the independent Directors, facilitates the process of conducting Committee and Board self-evaluations, acts as a liaison between the independent Directors and the Chairman of the Board, as deemed necessary, and performs such other responsibilities as may be delegated to the Lead Director by the Board from time to time.

Corporate Governance/Nominating Committee

The Board of Directors has established a Corporate Governance/Nominating Committee, consisting of Messrs. Kemper, Buchwald, Berman and Blackford, who serves as its Chairman. Each member of the committee is independent as defined in the listing standards of the NYSE. The organization, functions and responsibilities of the committee are described in the Corporate Governance/Nominating Committee charter, which is posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com. See also “Information Concerning the Board of Directors” below.

Corporate Governance Guidelines

Upon the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors adopted a set of corporate governance guidelines to implement requirements of the NYSE. These guidelines, as amended, are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com, and are available without charge to any shareowner who requests a copy by writing to the Corporate Secretary at the address listed above.

Equity Ownership Guidelines for Directors

In order to evidence the financial alignment of the Company’s Directors with the interests of the Company’s shareowners, the Corporate Governance/Nominating Committee has established Equity Ownership Guidelines for Directors of the Company. Under these guidelines, each Director is encouraged to acquire and maintain ownership of Common Stock with an acquisition value of not less than ten times the annual amount of the retainer paid for serving on the Board of Directors (currently $48,000 paid $4,000 per month). Each Director is encouraged to achieve this goal within five years of the adoption of the guidelines in March of 2005 and, for any Director who was not serving on the Board at the time the guidelines were adopted, the Director is requested to achieve the goal set forth in the guidelines within five years after election or appointment to the Board.

Regularly Scheduled Executive Sessions of Non-Management Directors

The Company’s corporate governance guidelines provide for the non-management Directors to meet at regularly scheduled executive sessions without management present. All five of the Company’s non-management directors are independent, as discussed above. The Lead Director presides at the executive sessions.

Communications with the Board of Directors

Shareowners and other interested parties may contact the independent Directors and the Board of Directors by using the procedures established by the Audit Committee for receipt of complaints and concerns regarding accounting or auditing matters. These procedures are posted under the corporate governance documents in the investor relations section of the Company’s website, www.richmondamerican.com. Alternatively, communications may be sent directly to Mr. Blackford, Chairman of the Corporate Governance/Nominating Committee, at 1900 Main Street, 2nd Floor, Irvine, CA 92614. Any communications received by the Company’s compliance committee, which come within the purview of a Board committee and/or the Board, will be forwarded to the committee chair or the Lead Director, as applicable.

Committee Charters

Upon the recommendations of the Audit Committee and the Compensation Committee, respectively, the Board of Directors has adopted re-stated charters for those committees, designed to comply with the applicable requirements of the amended NYSE listing standards and SEC regulations. The Board of Directors also has adopted a charter for the Corporate Governance/Nominating Committee and a re-stated charter for the Legal Committee. These charters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com, and are available without charge to any shareowner who requests a copy by writing to the Corporate Secretary at the address listed above.

Corporate Code of Conduct

For years, the Company has had in place a Corporate Code of Conduct designed to provide that all persons associated with the Company, including employees, officers and Directors, follow the Company’s compliance program and legal and ethical obligations and conduct themselves accordingly. The Corporate Code of Conduct includes, among other things, a code of ethics for senior financial officers and Audit Committee complaint procedures, as required by the Sarbanes-Oxley Act and SEC regulations. The Corporate Code of Conduct, the code of ethics for senior financial officers and the Audit Committee complaint procedures for handling confidential complaints regarding accounting or auditing matters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com, and are available without charge to any person who requests a copy by writing to the Corporate Secretary at the address listed above.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for three classes of Directors with staggered terms of office, to be divided as equally as possible. Nominees of each class serve for terms of three years (unless a nominee is changing to a different class) and until election and qualification of their successors or until their resignation, death, disqualification or removal from office.

Gilbert Goldstein previously served as a Class II Director. After almost 32 years of service on the Company’s Board of Directors, Mr. Goldstein resigned as a Director effective at the close of business on December 31, 2007, in order to reduce his work related activities. Accordingly, to keep the classes of Directors divided as equally as possible, the Board (with Mr. Mandarich’s consent) re-designated Mr. Mandarich as a Class II Director with a term expiring in 2008 and reduced the number of Directors on the Board from eight to seven.

The Board of Directors now consists of seven members, including two Class II Directors whose terms expire in 2008, two Class III Directors whose terms expire in 2009 and three Class I Directors whose terms expire in 2010. At the Meeting, two Class II Directors are to be elected to three-year terms expiring in 2011. The nominees for the Class II Directors are Messrs. William B. Kemper and David D. Mandarich. Both of the nominees presently serve on the Board of Directors of the Company. Based on the recommendation of the Corporate Governance/Nominating Committee, the Board approved the nomination of Messrs. Kemper and Mandarich for election as a Class II Directors.

Unless otherwise specified, the enclosed proxy card will be voted FOR the election of Messrs. Kemper and Mandarich. Management and the Board of Directors are not aware of any reasons which would cause Messrs. Kemper and Mandarich to be unavailable to serve as Directors. If Messrs. Kemper and Mandarich become unavailable for election, discretionary authority may be exercised by the proxy holders named in the enclosed proxy card to vote for a substitute nominee or nominees proposed by the Board of Directors.

The Board of Directors recommends a vote FOR the election of Messrs. Kemper and Mandarich as Directors.

Certain information, as of March 3, 2008, the Record Date, with respect to Messrs. Kemper and Mandarich, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below (unless stated otherwise, the named beneficial owner of shares possesses the sole voting and investment power with respect to such shares):

Name	Age	Positions and Offices with the Company and Other Principal Occupations	Shares Beneficially Owned as of the Record Date (1)(2)		Percentage of Class (3)

NOMINEES:
		Class II Terms Expire in 2008

William B. Kemper	71	Private real estate investor	107,500		*

David D. Mandarich	60	President and Chief Operating Officer of the Company	3,659,137	(4)	7.8%

Name	Age	Positions and Offices with the Company and Other Principal Occupations	Shares Beneficially Owned as of the Record Date (1)(2)		Percentage of Class (3)
CONTINUING DIRECTORS:
		Class III Terms Expire in 2009

David E. Blackford	59	President, Chief Executive Officer and Chairman of the Board of California Bank & Trust	79,000		*

Steven J. Borick	55	Director, President and Chief Executive Officer of Superior Industries International, Inc., President of Texakota, Inc. and a General Partner in Texakota Oil Company	75,500		*
		Class I Terms Expire in 2010

Michael A. Berman	56	President of REX & Co.	50,000		*

Herbert T. Buchwald	77	Principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation	169,673		*

Larry A. Mizel	65	Chairman of the Board of Directors and Chief Executive Officer of the Company	7,655,028	(5)	16.3%

*	Represents less than one percent of the shares of Common Stock outstanding and entitled to vote.

(1)	Includes, where applicable, shares of Common Stock owned by such person’s children and spouse and by other related individuals or entities over whose shares such person may be deemed to have beneficial ownership.

(2)	Includes the following shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record Date at prices presently ranging from $18.47 to $78.89 per share: Michael A. Berman 50,000; Herbert T. Buchwald 152,575; Larry A. Mizel 777,000; William B. Kemper 107,500; Steven J. Borick 75,000; David D. Mandarich 777,000; and David E. Blackford 75,000.

(3)	The percentage shown is based on the number of shares of Common Stock outstanding and entitled to vote as of March 3, 2008 and includes shares of Common Stock actually owned and shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record Date. All shares of Common Stock which the person had the right to acquire within 60 days of that date are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other person.

(4)	Mr. Mandarich has sole voting power over 3,658,194 shares, shared voting power over 943 shares, sole investment power over 3,658,194 shares and shared investment power over 943 shares.

(5)	Mr. Mizel has sole voting power over 839,977 shares, shared voting power over 6,815,051 shares, sole investment power over 839,977 shares and shared investment power over 6,815,051 shares.

Other Information Relating to Directors

The following is a brief description of the business experience during at least the past five years of each nominee for the Board of Directors of the Company and each of the continuing members of the Board. None of the business organizations (excluding the Company and HomeAmerican Mortgage Corporation) are affiliates of the Company.

Michael A. Berman was appointed the president of Real Estate Equity Exchange, Inc. (Rex & Co.), a financial services firm located in San Francisco, California, in 2006. From 2005 to 2006, he served as chief executive officer of First Ascent Capital, a financial services firm located in New York. In addition, since 2002, he has been the chairman of Applied Capital Management, a private investment management firm located in Scottsdale, Arizona. From January 1990 until March 1999, Mr. Berman was employed by The Nomura Securities Co., Ltd. (Tokyo) group of companies, where he held several executive positions, including that of president and chief executive officer of Nomura Holding America Inc. and chairman of Capital America, Nomura’s commercial real estate lending subsidiary. On April 24, 2006, Mr. Berman became a Director of the Company and, on September 27, 2006, he became a director of HomeAmerican Mortgage Corporation (“HomeAmerican”), the Company’s wholly owned mortgage lending subsidiary. On October 23, 2006, Mr. Berman was appointed as an additional member of the Audit Committee, on November 20, 2006, he was appointed to the Corporate Governance/Nominating Committee as an additional member and, on January 22, 2007, he was appointed to the Compensation Committee.

David E. Blackford has been employed with California Bank & Trust (“CB&T”) since 1998 and in May 2001 he was appointed chairman, president and chief executive officer. Previously, he served CB&T as managing director and as a member of the board of directors and the Senior Loan Committee for Real Estate Finance. Prior to 1998, he served as an executive officer in different financial institutions, including Bank One and Chemical Bank. He joined the Company’s Board of Directors in April 2001. Mr. Blackford is Chairman of the Corporate Governance/Nominating Committee. Effective February 20, 2006, he was appointed to the Audit Committee and the Compensation Committee. He left the Compensation Committee on January 22, 2007.

Steven J. Borick was named president and chief executive officer of Superior Industries International, Inc. effective January 1, 2004. Mr. Borick had been named president and chief operating officer effective January 1, 2003 and, prior to that date, he served as executive vice president of that company. Mr. Borick has been a director of that company since 1981, becoming Chairman of Board in May of 2007. Superior Industries International, Inc. is a NYSE-listed manufacturer of automobile wheels and suspension parts. Mr. Borick has been president of Texakota, Inc., an oil and gas exploration and development company, and general partner in Texakota Oil Company, a private oil and gas partnership, for the last ten years. Mr. Borick has been a Director of the Company since April 1987. He was a member of the Audit Committee, having left that committee effective February 20, 2006. He also was Chairman of the Compensation Committee until January 22, 2007, when he left that committee and was appointed to the Legal Committee.

Herbert T. Buchwald has been a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the board of directors of BPR Management Corporation, a property management company located in Denver, Colorado, for more than the past five years. He is an attorney admitted to practice before federal and state trial and appellate courts in Florida and Colorado. He holds an accounting degree and formerly was a practicing Certified Public Accountant. In addition, Mr. Buchwald has been engaged for over 30 years in the real estate development of residential and commercial properties in Florida, New Jersey and Colorado, serving as chief executive officer of various entities. Mr. Buchwald was appointed to the Company’s Board of Directors in March 1994 and is a member of the Audit, Compensation, Legal and Corporate Governance/Nominating Committees. On January 22, 2007, Mr. Buchwald was designated as Chairman of the Audit Committee. He also served on the board of M.D.C. Land Corporation (“MDC Land”), a wholly owned subsidiary of the Company, until January 29, 2008. Since February 20, 2006, Mr. Buchwald has served as the Company’s Lead Director.

William B. Kemper has been engaged in private real estate investments, real estate development and property management since May 1982. Prior to May 1982, he was president of Gold Crown, Inc., a real estate development company. He also is a director of HomeAmerican. Mr. Kemper has been a Director since January 1972. He is a member of the Audit, Compensation and Corporate Governance/Nominating Committees. He was Chairman of the Audit Committee until January 22, 2007, when he was designated Chairman of the Compensation Committee.

David D. Mandarich was elected President and Chief Operating Officer of the Company in June 1999, having previously been elected Chief Operating Officer in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993. He was appointed a Director in March 1994. Mr. Mandarich also was a Director from September 1980 until April 1989.

Larry A. Mizel has served as Chairman of the Board of Directors and the Chief Executive Officer of the Company for more than five years and was elected President of the Company in March 1996. Mr. Mizel resigned as President of the Company in June 1999. Mr. Mizel has been a Director since founding the Company in January 1972. In 2003, Mr. Mizel was elected chairman of the board of the Simon Wiesenthal Center, an international human rights organization. Mr. Mizel was a member of the Legal Committee of the Company until leaving that committee on January 22, 2007.

Information Concerning the Board of Directors

During 2007, the Board of Directors held 12 regularly scheduled meetings. The Directors also considered Company matters and had numerous communications with the Chairman of the Board of Directors and other officials of the Company wholly apart from the formal Board meetings. In 2007, all of the Company’s Directors attended 100% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served, with the exception of Mr. Buchwald who was excused from attending one meeting of the Legal Committee (he attended 98% of the total number of meetings). Directors are expected to attend the Company’s annual meeting of shareowners and, to facilitate their attendance, annual meetings typically are scheduled the same day as a monthly Board meeting. In 2007, all of the Directors attended the Annual Meeting.

Audit Committee

The Audit Committee of the Board of Directors consists of Messrs. Berman, Blackford, Kemper and Buchwald, who serves as Chairman. Each member of the Audit Committee is “independent” and “financially literate” in the judgment of the Board of Directors, as defined in the listing standards of the NYSE and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Buchwald is an “audit committee financial expert” as defined by applicable SEC regulations. Mr. Buchwald acquired his audit committee financial expert attributes through his experience and qualifications described above under “Other Information Relating to Directors.”

The Audit Committee met 12 times during 2007. The organization, functions and responsibilities of the Audit Committee are described in the re-stated charter for the Audit Committee, which is posted on the investor relations section of the Company’s website, www.richmondamerican.com. The Audit Committee’s functions include: assisting the Board in its oversight of the Company’s compliance with legal and regulatory requirements, oversight of the Company’s external auditors, review of the Company’s financial statements, review of the annual audit plan and results of the audit, review of any significant modification in accounting policies and oversight of the duties of the Company’s internal audit department.

Compensation Committee

The Compensation Committee consists of Messrs. Berman, Buchwald and Kemper, who serves as Chairman. During 2007, the Compensation Committee met 12 times. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. The Compensation Committee approves executive compensation plans, reviews salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishes salary levels, benefits and other forms of compensation for employees and addresses other compensation and personnel matters as the Board of Directors from time to time may request. The organization, functions and responsibilities of the Compensation Committee are described in the Compensation Committee’s restated charter, which is posted on the investor relations section of the Company’s website, www.richmondamerican.com.

For a discussion of the Company’s compensation philosophy and a description of the Company’s processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Processes and Procedures” and “Compensation Discussion and Analysis” below.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee consists of Messrs. Berman, Buchwald, Kemper and Blackford, who serves as Chairman. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. During 2007, the committee met six times. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the committee’s charter, which is posted on the investor relations section of the Company’s website, www.richmondamerican.com. The functions of the Corporate Governance/Nominating Committee include development of and recommendations as to corporate governance principles and codes of conduct, identification of individuals qualified to become Board members, the selection process for Director nominees and oversight of the self-evaluations of the Board and the Audit, Compensation and Corporate Governance/Nominating Committees.

Procedures for nominating persons for election to the Board are contained in the Company’s By-Laws and, accordingly, those procedures constitute the Company’s policy with regard to the nomination and consideration of Director candidates recommended by shareowners. The Corporate Governance/Nominating Committee will consider candidates identified by shareowners following the procedures set forth in the By-Laws. There have been no changes to these procedures in the last year.

The By-Laws provide that nominations of persons for election to the Board of Directors may be made at a meeting of shareowners by any shareowner entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in the By-Laws. Specifically, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareowner’s notice shall be delivered to, or mailed and received at, the principal offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareowners, notice by the shareowner to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareowner’s notice shall set forth in writing:

(a)	as to each person whom the shareowner proposes to nominate for election or re-election as a Director:

(i)	the name, age, business address and residence address of such person,
(ii)	the principal occupation or employment of such person,
(iii)	the class and number of shares of the Company which are beneficially owned by such person and
(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

(b)	as to the shareowner giving the notice:

(i)	the name and record address of the shareowner and
(ii)	the class and number of shares of the Company beneficially owned by the shareowner.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if so determined, shall so declare to the meeting and the defective nomination shall be disregarded.

The Corporate Governance/Nominating Committee believes that all candidates for the Board, including candidates recommended by shareowners, should have experience in appropriate areas and disciplines and that the criteria that should be considered in selecting candidates for the Board include, in addition to applicable requirements of law and of the NYSE, business experience, specific expertise, strength of character, judgment, and other factors deemed appropriate in adding value to the composition of the Board. Other than for compliance with the procedures set forth in the By-Laws, there is no difference in the manner in which the Corporate Governance/Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareowner. At such times as may be appropriate, the Corporate Governance/Nominating Committee will lead the search for individuals qualified to become members of the Board, seeking candidates who have experience in appropriate areas and disciplines. The Committee has authority to engage search firms to identify candidates for nomination to the Board.

Legal Committee

Effective January 22, 2007, the Legal Committee consisted of Messrs. Borick, Buchwald and Goldstein, who served as its Chairman. Upon his resignation from the Board of Directors, effective as of the close of business on December 31, 2007, Mr. Goldstein withdrew from the Legal Committee. Currently, the Committee consists of Messrs. Borick and Buchwald, both independent members of the Board of Directors. During 2007, the Legal Committee met nine times. The Legal Committee provides oversight and review of significant legal affairs of the Company, and it has been active in reviewing legal issues affecting the Company’s business with the Company’s inside and outside counsel. The organization, functions and responsibilities of the Legal Committee are described in the committee’s charter, which is posted in the investor relations section of the Company’s website, www.richmondamerican.com.

EXECUTIVE OFFICERS

Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The Board of Directors, after reviewing the functions performed by the Company’s officers, has determined that, for purposes of Section 16 of the Securities Exchange Act of 1934 (and the rules thereunder) and Item 401 of SEC Regulation S-K, only these officers are deemed to be officers or executive officers of the Company for reporting purposes under those respective legal provisions. The executive officers of the Company hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth under “Election of Directors” above. Biographical information for the other executive officers of the Company is set forth below.

Name	Offices Held as of March 3, 2008
Larry A. Mizel	Chairman of the Board of Directors and Chief Executive Officer
David D. Mandarich	President, Chief Operating Officer and a Director
Paris G. Reece III	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Michael Touff	Senior Vice President and General Counsel

Paris G. Reece III, 53, was elected Executive Vice President, Chief Financial Officer and Principal Accounting Officer of the Company in July 1999. He previously had been elected Senior Vice President in September 1994, Treasurer in September 1993, Chief Financial Officer in June 1990, Secretary in February 1990 and a Vice President of the Company in August 1988. Mr. Reece resigned as Treasurer of the Company in November 1996 and as Secretary of the Company in May 1996. Mr. Reece also is an officer, director or both of most of the Company’s subsidiaries.

As reported on Form 8-K filed on February 26, 2008, Paris G. Reece III will be retiring as an officer of the Company effective at the close of business on June 30, 2008. Mr. Reece and the Company have announced that, after the effective date of his retirement as an officer, Mr. Reece will continue to provide services to the Company on a more limited basis for up to 18 months.

Michael Touff, 63, was elected Senior Vice President and General Counsel of the Company in July 1999, having been elected previously as Vice President and General Counsel in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, a Professional Corporation. Mr. Touff also is an officer, director or both of several of the Company’s subsidiaries.

PROPOSAL TWO

APPROVAL OF THE M.D.C. HOLDINGS, INC.

AMENDED EXECUTIVE OFFICER PERFORMANCE-BASED COMPENSATION PLAN

General

When determining the bonus compensation to be awarded to the senior executive officers for the year ending December 31, 2007, the Compensation Committee was confronted with the realization that the performance based goals contained in the Executive Officer Performance-Based Compensation Plan approved by the shareowners in 1994 was based solely on the Company’s Adjusted Pre-Tax Return on Average Stockholders’ Equity and failed to take into consideration the achievements of the senior executive officers in preserving the financial integrity of the Company in view of current market conditions. While historically adequate, for 2007 the Plan calculated to a zero bonus and the base salaries, constrained by deductibility considerations contained in Section 162(m) of the Internal Revenue Code, did not, in the Committee’s view, provide an appropriate level of compensation. As a result, the Committee concluded that the plan needed to be modified for 2008 and future years to accommodate recognition of a more diverse set of metrics and goals that would incentivize and reward the senior executives by providing an alternative minimum bonus opportunity with continuing emphasis on preserving the integrity of the balance sheet and financial health of the Company.

The Compensation Committee of the Board of Directors, subject to shareowner approval, amended and restated our Executive Officer Performance-Based Compensation Plan on March 15, 2008, and the Board directed that the proposed amendments be submitted to a vote of shareowners at the Annual Meeting. This restatement is an amendment and continuation of the plan originally approved by shareowners at the 1994 Annual Meeting of Shareowners (the “Performance-Based Plan”). The principal changes to the Performance-Based Plan are:

•

“Stockholders’ Equity” for any fiscal year will mean the year-end total stockholders’ equity for the immediate fiscal year preceding the current fiscal year, rather than the year-end average stockholders’ equity for the preceding four fiscal years.

•	Satisfaction of an alternative “Performance Goal,” described below, will provide for a fixed compensation award.
•

The senior executives who participate in the Performance-Based Plan will be entitled to the greater of a percentage award (for satisfaction of the Stockholders’ Equity Goal, explained below) or the alternative fixed award (for satisfaction of the Performance Goal), but not both awards.

Shareowners are being asked to approve the amended Performance-Based Plan so that payments under the amended plan qualify as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and would, accordingly, be deductible by the Company for federal income tax purposes if other requirements for deductibility are met.

Summary of the Amended Performance-Based Plan

The following summary is qualified in its entirety by reference to the amended Performance-Based Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Purpose: The purpose of the amended Performance-Based Plan is to create a financial incentive for senior executives to meet or exceed either of two financial performance targets, (1) an adjusted pre-tax return on the preceding year-end average stockholders’ equity of 10% or more (the “Stockholders’ Equity Goal”) and (2) identified performance objectives determined annually by the Compensation Committee based upon one or more of the following criteria set forth in the amended Performance-Based Plan (the “Performance Goal”): (i) EBITDA, as defined in the Company’s Amended and Restated Credit Agreement dated as of January 28, 2005, as the same may be amended from time to time, or replaced; (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) expense management; (vii) return on investment before or after the cost of capital; (viii) improvements in capital structure; (ix) profitability of an identifiable business unit or product; (x) maintenance or improvement of profit margins; (xi) stock price; (xii) market share; (xiii) revenues or sales; (xiv) costs; (xv) cash flow; (xvi) working capital; (xvii) changes in net assets, whether or not multiplied by a constant percentage intended to represent the cost of capital; and (xviii) return on assets. These criteria may relate to the Company, one or more of its subsidiaries, divisions or units, or any combination, and may be applied relative to one or more peer group companies or other industries, or any combination.

For each fiscal year, the Compensation Committee must approve in writing for each senior executive eligible for compensation under the Performance-Based Plan one or more performance objectives that, if met, will represent that year’s Performance Goal for that executive. The Compensation Committee must establish the Performance Goal within the first 90 days of the fiscal year and while the outcome for such Performance Goal for that fiscal year is substantially uncertain.

Eligibility: Two executive officers, Larry A. Mizel and David D. Mandarich, are eligible to receive awards under the Performance-Based Plan.

Performance Criteria and Awards: The amended Performance-Based Plan provides for alternative potential performance bonus awards, (1) a percentage award based on achieving the Stockholders’ Equity Goal and (2) a fixed award based on achieving the Performance Goal. The maximum award payable in any year under the Performance-Based Plan to an eligible executive would be the greater of the percentage award or the fixed award.

Potential Performance Awards Amounts: If the Stockholders’ Equity Goal is met for a fiscal year, the award payable to eligible executives will be equal to the sum of the following percentages:

•	one and five-tenths percent (1.5%) of the Stockholders’ Equity Goal; and
•	three percent (3.0%) of the amount by which the Company Adjusted Pre-Tax Income exceeds 10% of Stockholders’ Equity.

Any amounts to be paid pursuant to the Stockholders’ Equity Goal may be payable, in the Compensation Committee’s sole discretion, in cash, Common Stock or a combination of both, provided that no more than twenty percent (20%) is payable in Common Stock. For purposes of converting cash value into a number of shares of Common Stock, the Common Stock shall be valued at the average closing price of the Company’s Common Stock on the NYSE for the 31 trading days preceding the date the Compensation Committee certifies achievement of the Stockholders’ Equity Goal. The maximum number of shares of Common Stock available for issuance pursuant to the Stockholders’ Equity Goal is 1,000,000 and the maximum number of such shares that may be issued to any one person is 1,000,000. The Company will use its best efforts to cause any shares of Common Stock to be issued as a portion of a percentage award to be registered pursuant to the Securities Act of 1933 within 180 days of issuance of the shares.

If the Performance Goal is met for a fiscal year, the fixed award payable to eligible executives will be the following:

•	$2,500,000; and
•

60,000 shares of restricted Common Stock of the Company, issued under the Company’s 2001 Equity Incentive Plan, in which the eligible executive will vest 33 1/3% of the shares per year over three (3) years, commencing on the third anniversary of the date of the award.

Individual awards, including awards of shares of Common Stock, will not be subject to future shareowner vote.

If both the Performance Goal and the Stockholders’ Equity Goal are met for a fiscal year, the eligible executive will receive the greater award, but not both. For purposes of measuring which award is greater, any restricted Common Stock to be issued as part of the fixed award will be valued at the closing price of the Common Stock on the NYSE on the last trading day of the fiscal year for which the compensation is to be granted.

Limitation on Discretion: The Compensation Committee will have no discretion to increase any award under the Performance-Based Plan. The Compensation Committee may, in its sole discretion, reduce the amount payable when an eligible executive meets the Stockholders’ Equity Goal for a fiscal year. The Compensation Committee may reduce that amount by determining, on or before the last day of the fiscal year, that the payment to the eligible executive will not exceed a dollar amount then specified by the Compensation Committee.

Payment of Awards: The Company will make payment to each eligible executive as promptly as practicable after the end of each fiscal year, but in no event later than 90 days after the end of each such fiscal year.

Certification of Performance: Before payment can be made, the Compensation Committee must certify in writing that the applicable performance goal was achieved and that the material terms of the performance goal were in fact satisfied. No payment can be made under the amended Performance-Based Plan until the shareowners approve the amended Performance-Based Plan as required by Section 162(m).

Administration: The amended Performance-Based Plan is administered by the Compensation Committee in accordance with Section 162(m). Subject to the requirements of Section 162(m), the amended Performance-Based Plan may be terminated or amended at any time by the Compensation Committee.

Term: The amended Performance-Based Plan, if approved, will be effective for fiscal years beginning after December 31, 2007.

Other Compensation: The Compensation Committee may approve other types of compensation, including discretionary bonuses, outside of the amended Performance-Based Plan.

Federal Income Tax Consequences

Under federal tax laws currently in effect:

With respect to cash payments, an eligible executive will recognize in the year of payment ordinary income equal to the bonus award amount, subject to applicable income and employment tax withholding. Under current guidance, the Company expects that awards under the Restated Performance-Based Plan will not be subject to, or will satisfy, Section 409A of the Code, which imposes restrictions on non-qualified deferred compensation arrangements.

With respect to the receipt of restricted stock, an eligible executive will recognize compensation income equal to the fair market value of the Common Stock that first becomes vested on the date of vesting. The eligible executive can instead make an election under Section 83(b) of the Code to include in compensation the value of the restricted stock as of the date the restricted stock is granted. When included in compensation, the value of the restricted stock will be subject to income tax withholding.

The Company expects to be entitled to claim a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the eligible executive without regard to the $1 million per year deduction limit under Section 162(m) of the Code if the Restated Performance-Based Plan is approved by shareowners and otherwise satisfies the requirements of Section 162(m) and other relevant provisions of the Code. Section 162(m) of the Code limits the deductibility of compensation paid to each of certain executive officers of public companies to no more than $1 million per year except for qualified performance-based compensation defined in applicable tax regulations. Generally, the executives subject to this limit consist of individuals who, on the last day of the taxable year, are the chief executive officer and the three highest compensated officers (other than the chief executive officer and the chief financial officer).

The Company believes the amended Performance-Based Plan complies in form with the applicable “qualified performance-based compensation” rules. It is the intention of the Board of Directors to continue to cause the amended Performance-Based Plan to be administered by “outside directors” consistent with the rules applicable to plan administration to the extent that is possible and to the extent other considerations do not cause the Board to conclude that compliance with the administrative rules is not in the best interests of the Company. It is, therefore, anticipated that ordinary compensation income attributable to awards issued under the amended Performance-Based Plan generally should be treated as “qualified performance-based compensation” exempt from the $1 million dollar per year deduction limit unless circumstances at the time of any issuance cause the Board to determine that compliance with the applicable requirements is not in the best interest of the Company.

New Plan Benefits

Awards under the amended Performance-Based Plan will be based on the future achievement of shareowner value-added performance goals as established under the amended Performance-Based Plan and the future establishment of performance criteria. As a result, the Company cannot as of the date of this Proxy Statement determine the amounts that would be earned in the future under the amended Performance-Based Plan or amounts that would have been earned under the amended Performance-Based Plan for the fiscal year ending December 31, 2007 had the Restated Performance-Based Plan been in effect for that year.

Both Mr. Mizel and Mr. Mandarich are Directors of the Company, although they receive no compensation for service as Directors in addition to their compensation as executive officers.

The Board of Directors recommends a vote FOR approval of the Amended Executive Officer Performance-Based Compensation Plan.

PROPOSAL THREE

APPROVAL OF A PLAN AMENDMENT TO AUTHORIZE STOCK OPTION REPRICING

AND AN EXCHANGE PROGRAM TO REPRICE STOCK OPTIONS HELD BY EMPLOYEES

General

In connection with the substantial reductions in force that have been implemented by management in its efforts to “right size” the Company and achieve significant reductions in G&A expenses, the Compensation Committee recognizes the challenge of retaining, motivating and rewarding existing employees who are invested in maintaining the financial health and stability of the Company and who provide the foundation for the Company’s future growth and success. Historically, stock options have been an important component in the implementation of the Company’s compensation philosophy and, in these difficult times in the homebuilding industry, the extraordinary decline in the Company’s stock price has posed a significant challenge to the Company’s philosophy, in spite of the success and achievements attained by our employees in maintaining the financial integrity of the Company and retaining its investment grade rating. Some of the stock options that were granted in recent years now have exercise prices that are substantially higher than the current trading price of the Company’s common stock and, as such, have been rendered less effective as retention or incentive tools for future performance.

The Compensation Committee has recommended amending the 2001 Equity Incentive Plan to restore the retention and motivational value of the Company’s stock option program and still maintain a balance with the long-term interests of the Company and its shareowners, by resetting the exercise price of underwater options held by current employees to the closing price of the Common Stock of the Company on the NYSE on the date of the approval by the shareowners of the amendment to the plan.

Based on the recommendation of Compensation Committee, the Board of Directors has determined that it would be in the best interest of the Company to amend the 2001 Equity Incentive Plan (the “Employee Plan”) to authorize the repricing of employee stock options and to implement a stock option exchange program (the “Exchange Program”) to reprice certain stock options held by employees of the Company and its subsidiaries as of the date of the Annual Meeting (such employees being referenced as the “current employees”). Mr. Reece, who has announced his forthcoming resignation, would not be eligible to participate in the Exchange Program. Subject to shareowner approval, the Board of Directors, by unanimous action of the disinterested Directors, has approved an amendment (the “Employee Plan Amendment”) to the Employee Plan. The Employee Plan Amendment would authorize the repricing of employee stock options and authorize the Exchange Program. A copy of the proposed Employee Plan Amendment is attached to this Proxy Statement as Appendix B.

The Company plans to initiate the Exchange Program, which is expressly subject to shareowner approval, at least 20 business days prior to the Annual Meeting. Under the terms of the Exchange Program, the Company will offer current employees the opportunity to accept repricing of their outstanding non-qualified stock options issued under the Employee Plan that are underwater (i.e., an option that has an exercise price higher than the closing price of the Common Stock on the NYSE on the date of the Annual Meeting). These options are referenced as the “Subject Options.” Upon shareowner approval, the Subject Options held by each current employee, who accepts the offer in compliance with the terms of the Exchange Program by 5:00 p.m. (New York time) on the day of the Annual Meeting, will be deemed to have been repriced such that the fair market value used to determine the exercise price of each Subject Option will be the closing price of the Common Stock on the date of the Annual Meeting. For example, if the exercise price of the option was the fair market value when the option was issued, the new exercise price will be the closing price of the Common Stock on the NYSE on the date of the Annual Meeting. As another example, if the exercise price of the option was not equal to the fair market value when the option was issued, but rather was a multiple of the fair market value, the new exercise price will be the same multiple of the closing price of the Common Stock on the NYSE on the date of the Annual Meeting.

Only the exercise price of the Subject Options (upon compliance with the terms of the Exchange Offer) will change. No other terms of the Subject Options will change.

The proposed Employee Plan Amendment and the proposed Exchange Program have been designed to restore the retention and motivational value of the options granted under the Employee Plan and to balance the interests of employees and shareowners. As of March 3, 2008, the Record Date for the Annual Meeting, the three current executive officers who would participate in the repricing held stock options to purchase over 2.0 million shares of the Company’s Common Stock, and 67 employees other than executive officers held stock options to purchase over 343,000 shares of the Company’s Common Stock pursuant to the Employee Plan, in each case with exercise prices above the fair market value of the Company’s Common Stock on that date ($39.39 per share). The Board of Directors believes that the magnitude of this situation significantly weakens the current effectiveness of the Employee Plan and in its opinion a repricing will align employee interests with those of the shareowners going forward.

Description of the Exchange Program

The following description is qualified in its entirety by reference to the proposed Employee Plan Amendment, a copy of which is attached to this Proxy Statement as Appendix B. Effectiveness of the Employee Plan Amendment is subject to shareowner approval. The principal features of the Employee Plan Amendment include the following:

•

The Exchange Program will only be open to current employees of the Company and its subsidiaries as of the date of the Annual Meeting. As of March 3, 2008, approximately 70 employees would have been eligible to participate in the Exchange Program.

•	Only outstanding stock options issued under the Employee Plan and held by current employees and that are underwater on the date of the Annual Meeting will be eligible for the Exchange Program.
•

Current employees will be offered the opportunity to participate in the Exchange Program under one or more exchange offers filed with the SEC and distributed to the current employees holding Subject Options.

•

Under the Exchange Program, current employees will be given the opportunity to accept the exchange offer and have their Subject Options repriced based on the closing price of the Company’s Common Stock on the date of the Annual Meeting.

•	Employees will be given a period of at least 20 business days in which to accept the offer.
•	The exchange offer must be accepted by 5:00 p.m. (New York Time) on the day of the Annual Meeting.
•

The Subject Options held by each employee who accepts the offer in compliance with the terms of the Exchange Program will be deemed to have been repriced such that the fair market value used to determine the exercise price of each Subject Option will be the closing price of the Common Stock on the NYSE on the date of the Annual Meeting.

•	All other terms of the repriced options, including the number of shares of Common Stock for which the options may be exercised and the option expiration dates, will remain unchanged.
•	Each option will remain subject to the terms of the Employee Plan and will be governed by the terms of that plan.
•	Participation in the Exchange Program will be voluntary, but since the only term being amended is the exercise price, we would normally expect high participation by the employees.

Amendment to the Employee Plan

Upon shareowner approval, the Employee Plan Amendment will be effective immediately. A copy of the proposed Employee Plan Amendment is attached to this Proxy Statement as Appendix B.

Amended Plan Benefits

The amended plan benefits are not determinable because the new fair market value used to calculate the exercise price of the repriced options will not be determined until after the stock market close on the date of the Annual Meeting.

Federal Income Tax Consequences

The Company expects that, for each employee accepting the Exchange Offer, the Repricing will be treated as a non-taxable event for U.S. federal income tax purposes. The U.S. federal income tax for the Company will not be affected by the Exchange Offer, and the Company expects that the Repricing will be treated as a non-taxable event to the Company for U.S. federal income tax purposes. However, on the exercise of a Subject Option, the amount that the Company may recognize as a deduction, consistent with the amount that an employee then recognizes in income, will be determined, in part, by reference to the repriced value of the Subject Option.

The Board of Directors recommends a vote FOR approval of the Employee Plan Amendment.

PROPOSAL FOUR

APPROVAL OF A PLAN AMENDMENT TO REPRICE STOCK OPTIONS HELD BY

INDEPENDENT DIRECTORS AND IMPLEMENT A RESTRICTIVE EXERCISABILITY PERIOD

General

The Company’s compensation philosophy for its independent Directors is intended to attract, retain, motivate and reward them through a mix of cash and equity compensation that aligns their interests with the shareowners and the success of the Company. Stock options are an important component in the implementation of this philosophy. In these difficult times in the homebuilding industry, the extraordinary decline in the Company’s stock price has posed a significant challenge to the Company’s philosophy, notwithstanding the achievements attained in maintaining the financial integrity of the Company. Some of the stock options that were granted in recent years now have exercise prices that are substantially higher than the current trading price of the Company’s common stock and, as such, have been rendered less effective as retention or incentive tools for future performance.

The Company and its shareowners benefit from the continuity of well-informed independent Directors and a high level of oversight, experience and guidance. An amendment to the Stock Option Plan for Non-Employee Directors to reset the exercise price of underwater options held by the independent Directors and to establish a three year restrictive exercisability period for both the repriced options and future options would provide an opportunity to restore the retention and motivational value of the option program and reinforce the alignment of the Directors’ interests with those of the Company’s shareowners.

Based on the recommendation of the Compensation Committee, the Board of Directors has determined that it would be in the best interest of the Company to reprice certain stock options held by the Company’s independent Directors (the “Repricing”) and implement a restrictive exercisability period for the repriced options and future options. As a result, subject to shareowner approval, the Board of Directors, by unanimous action of the disinterested Directors, has approved an amendment (the “Second Amendment”) to the Stock Option Plan for Non-Employee Directors (the “Directors’ Plan”) approved by the shareowners in 2001. The proposed Second Amendment would (1) reprice the options identified below (the “Repriced Options”) by amending the exercise price to equal the closing price of the Common Stock on the date of the Annual Meeting and (2) provide for the Repriced Options and future options issued under the Directors’ Plan to become exercisable as to 33 1/3% of the shares on each of the first, second and third anniversary dates.

The Repriced Options would be those outstanding options issued under the Directors’ Plan and held by independent Directors that are underwater at the close of business on the date of the Annual Meeting (i.e., an option that has an exercise price higher than the closing price of the Common Stock on the NYSE on the date of the Annual Meeting). Upon approval of the Second Amendment by the shareowners, the exercise price of all Repriced Options would be set at the closing price of the Common Stock on the NYSE on the date of the Annual Meeting.

At present, all options that are issued under the Directors’ Plan are fully vested upon issuance. However, the proposed Second Amendment provides for the Repriced Options and all future options issued under the Directors Plan, although still vested upon issuance, to become exercisable as to 33 1/3% of the shares on each of the first, second and third anniversary dates of the Annual Meeting, in the case of Repriced Options, and on each of the first, second and third anniversary dates of the date of grant, in the case of future options.

As of March 3, 2008, the Record Date for the Annual Meeting, the five independent Directors held stock options to purchase over 450,000 shares of the Company’s Common Stock pursuant to the Directors’ Plan with exercise prices above the fair market value of the Company’s Common Stock on that date ($39.39 per share).

Description of the Repricing

The following description is qualified in its entirety by reference to the Second Amendment, a copy of which is attached to this Proxy Statement as Appendix C. The principal features of the Repricing include the following:

•	Only outstanding stock options held by independent Directors that are underwater on the date of the Annual Meeting will be repriced.
•	Each Repriced Option will have an exercise price equal to the closing price of the Company’s Common Stock on the date of the Annual Meeting.
•

The Repriced Options and future options granted under the Directors’ Plan, although vested, will only become exercisable as to 33 1/3% of the shares on each of the first, second and third anniversary dates of the Annual Meeting, in the case of Repriced Options, and on each of the first, second and third anniversary dates of the date of grant, in the case of future options.

•	All other terms of the Repriced Options, including the number of shares of the Company’s Common Stock for which the options may be exercised and the option expiration dates, will remain unchanged.
•	Only the independent Directors will receive Repriced Options: Messrs. Berman, Blackford, Borick, Buchwald and Kemper.

Amendments to the Directors’ Plan

Upon shareowner approval, the Second Amendment will be immediately effective. A copy of the proposed Second Amendment is attached to this Proxy Statement as Appendix C.

Amended Plan Benefits

The amended plan benefits are not determinable because the new fair market value used to calculate the exercise price of the Repriced Options will not be determined until the date of the Annual Meeting.

Federal Income Tax Consequences

The Company expects that, for each employee accepting the Exchange Offer, the Repricing will be treated as a non-taxable event for U.S. federal income tax purposes. The U.S. federal income tax for the Company will not be affected by the Exchange Offer, and the Company expects that the Repricing will be treated as a non-taxable event to the Company for U.S. federal income tax purposes. However, on the exercise of a Subject Option, the amount that the Company may recognize as a deduction, consistent with the amount that an employee then recognizes in income, will be determined, in part, by reference to the repriced value of the Subject Option.

The Board of Directors recommends a vote FOR approval of the Second Amendment to the Directors’ Plan.

COMPENSATION PROCESSES AND PROCEDURES

Scope of Authority of Compensation Committee

The Compensation Committee has the authority to oversee all employee compensation levels, including benefits. Its goal is to have the Company develop compensation levels that will attract, retain, reward and motivate employees, that are competitive with those prevailing in the marketplace and are consistent with shareowner interests. The Committee also administers the Company’s equity and other compensation plans, as they may be amended from time to time. The Committee may delegate the day-to-day administrative duties of these plans to Company officers, employees and agents.

The primary components of the Company’s executive compensation have been: a base salary, annual performance-based bonuses and equity-based, long-term incentive awards. The Compensation Committee also has discretionary authority to award other forms of executive compensation.

The Compensation Committee reviews and establishes the base salaries for the four executive officers annually. The base salaries of Mr. Mizel, the Chief Executive Officer, and Mr. Mandarich, President and Chief Operating Officer, are established in accordance with their employment agreements with the Company. These salaries may not be reduced below those for the prior year without the executive’s consent unless the salaries of the ten Company officers with the highest annual base salaries are reduced below their base salaries for the current or prior year. In such case, the executive’s base salary would be reduced proportionately.

For 2007, the amount of the annual performance-based incentive bonus for Messrs. Mizel and Mandarich under the Performance-Based Plan adopted by the shareowners in 1994 was determined by the formula set forth in the plan. The performance goals set forth in the Performance-Based Plan provide for a bonus payment when the Company’s Adjusted Pre-Tax Return on Average Stockholders’ Equity (as defined below) for a fiscal year equals or exceeds 10%. In such event, Messrs. Mizel and Mandarich each receive, in accordance with the terms of the plan, an amount equal to: (a) one and one half percent (1 1/2%) of the 10% goal; plus (b) three percent (3%) of the amount by which the Company’s Adjusted Pre-Tax Income for such year exceeds the 10% goal. The formula amount is subject to the Compensation Committee’s authority to reduce the amount, in its discretion.

The Compensation Committee also has discretionary authority to award other compensation to the executive officers and may exercise that authority to award annual bonus compensation outside of the Performance-Based Plan, based on its subjective assessment and determination of the individual’s performance, contributions to the Company and role in achieving the Company’s results and objectives.

The Compensation Committee also has discretionary authority to approve awards of stock options and/or restricted stock to the four executive officers and may exercise that authority based on its subjective assessment and determination of the individual’s performance, contributions to the Company and role in achieving the Company’s results and objectives.

Historically, the Company’s Board of Directors, and not the Compensation Committee, has exercised the authority to consider and determine Director compensation, including retainer and meeting fees. The non-employee Directors receive equity compensation pursuant to the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors approved by the shareowners in 2001, under which each non-employee Director is granted options to purchase 25,000 shares of Common Stock annually. The options are fully vested and exercisable as of the date of the grant.

Role of Executive Officers regarding Executive and Director Compensation

Mr. Mandarich and Mr. Reece, with the concurrence of Mr. Mizel and the input of benefits personnel, make recommendations to the Compensation Committee with respect to the design of compensation plans and specific recommendations for compensation levels for Company employees other than the executive officers. The resources and processes used by Mr. Mandarich and Mr. Reece in making these recommendations involve a review of employee performance with respect to established goals and overall Company performance compared to other public homebuilders and the Company’s business plan.

Mr. Mandarich and Mr. Mizel make recommendations to the Compensation Committee with respect to compensation of the other two executive officers. In making these recommendations to the Compensation Committee, Messrs. Mandarich and Mizel use the following resources and processes: They make specific recommendations to the Compensation Committee with respect to the compensation of the Chief Financial Officer and the Chief Legal Officer and they also communicate expectations with regard to their own compensation. In determining their proposals and expectations, they review individual performance and contributions to the Company’s results, internal and third-party reports on the Company’s overall operating results, stock price performance and financial position relative to business plan goals and competitor performance. They also assess progress with regard to key Company initiatives, based on internal reporting or independent research and reviews, and management effectiveness in addressing regulatory and legal issues, based on the ultimate resolution of such matters. Furthermore, the compensation proposals and expectations reflect the experience of the executives, including tenure at the Company.

The Compensation Committee is governed by the employment agreements of the Chief Executive Officer and the President and Chief Operating Officer, respectively, in making determinations with respect to those two officers’ compensation. Company accounting personnel provide financial, historical and comparable data to assist the Committee in making its determinations. The Committee generates its own analytical data and consults with outside professionals, as it deems necessary.

As noted previously, the Board exercises the authority to consider and determine Director compensation. The executive officers, other than executive officers who are Directors, do not participate in those determinations.

Role of Compensation Consultants

The Compensation Committee has the authority to retain outside counsel, consultants and other advisors to assist it in evaluating compensation or in otherwise discharging its duties and responsibilities. While neither the committee nor the Company has engaged professional compensation consultants, the committee has obtained and considered studies and reports published by professional compensation consulting firms and national financial institutions and engaged outside counsel to assist in the process of making its determinations and recommendations.

Processes and Procedures Utilized in Determining 2007 Executive Compensation

During the fourth quarter of each year, the Compensation Committee performs an extensive review of compensation for the executive officers. Their review is the basis for setting the executive officers’ base salaries for the forthcoming year and, for the current year, determining their annual bonuses, including compensation earned under the Performance-Based Plan and equity awards under the 2001 Equity Incentive Plan.

In connection with its deliberations concerning 2007 executive officer compensation, the Compensation Committee engaged outside counsel to advise the Committee, review the documentary materials that they compiled and considered and, in general, oversee the process mandated by applicable law. The Compensation Committee had direct access to the Company’s accounting personnel (minimizing the involvement of the Company’s executive officers), who assembled extensive financial data, studies and reports that the Committee requested, including publicly available compensation and performance information data regarding a peer group of homebuilding companies. While peer data was reviewed and considered by the Committee, it was not used for benchmarking purposes. Rather, the peer group information was used for broad subjective comparisons and not as an objective metric. The homebuilder peer group companies (the “Peer Group”) referred for these purposes include: Lennar Corporation, D.R. Horton, Inc., the Ryland Group, Inc., Toll Brothers, Inc., Hovnanian Enterprises, Inc., Standard Pacific Corp., KB Home, M/I Homes Inc., NVR, Inc., Pulte Homes, Centex Corporation, Meritage Homes Corporation and Beazer Homes, USA. The Committee chose these companies because of their similarities to MDC’s core business and markets, although their structure and business strategies may vary.

In addition, members of the Compensation Committee submitted their own input for consideration by the Committee. The Committee conducted a series of five meetings, attended by all the Committee members, beginning in October 2007 and continuing through December 20, 2007, at which time the committee determined the 2007 and 2008 executive officer compensation levels described in the “Compensation Discussion and Analysis” below.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We believe that our ability to retain and motivate executive officers with the skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareowners. Our compensation philosophy, discussed below, recognizes the value of rewarding our executive officers for their past performance and motivating them to continue to excel in the future. We seek to deliver fair, competitive and adequate compensation to our executive officers.

Compensation Philosophy and Objectives

The Compensation Committee is committed to the promotion of long-term shareowner value. It believes that appropriate compensation of the Company’s four executive officers (“Executive Compensation”), consisting of the Chief Executive Officer (“CEO”), the President and Chief Operating Officer (“COO”), the Executive Vice President and Chief Financial Officer (“CFO”)1 and the Senior Vice President and General Counsel, the Company’s chief legal officer (“CLO”), furthers this objective.

[1]	As noted above, Mr. Reece will be retiring as an officer of the Company effective at the close of business on June 30, 2008.

Philosophically, the Compensation Committee believes that Executive Compensation can best be aligned with the interests of the Company’s shareowners by not only focusing on the short-term earnings performance of the Company, but also considering risk management, financial condition and long-term prospects, giving appropriate recognition to the executive officers’ individual accomplishments and the role each has played in achieving the Company’s results and objectives.

In meeting its goal of maintaining an alignment of Executive Compensation with long-term Company interests, the Compensation Committee historically has approved compensation to the CEO and the COO that includes (1) an annual base salary limited to a financial amount that qualifies for a business expense deduction under Section 162(m) of the Code; (2) an annual incentive bonus calculated in accordance with the terms of the Performance-Based Plan approved by the shareowners; (3) incentive grants of stock options pursuant to the 2001 Equity Incentive Plan (and, before that, the 1993 Employee Equity Incentive Plan); and (4) other compensation provided by the CEO’s and the COO’s respective employment agreements.

The CFO and CLO historically have been compensated with (1) an annual base salary; (2) a discretionary annual bonus based on Company performance and individual achievements; and (3) incentive awards of restricted stock and incentive grants of stock options pursuant to the 2001 Equity Incentive Plan (and, before that, the 1993 Employee Equity Incentive Plan). The Company’s executive officers have received other compensation customary for executive officers in the homebuilding industry, described below.

The Compensation Committee continues to believe that the total market capitalization value of the Company as measured by the closing price of the Company’s Common Stock on the NYSE at year-end (the “Market Capitalization Value”), compared on an annual and multi-year basis, is a leading long-term indicator of the success the Company has achieved in aligning Executive Compensation to long-term shareowner interests. Since their approval of the Performance-Based Plan in 1994, the Company’s shareowners experienced an increase in the Market Capitalization Value of the Company from approximately $94.5 million to $2.58 billion at the end of 2006, an increase of approximately 2,626%. From December 31, 2000 to the end of 2006, the Company’s shareowners experienced an increase in the Market Capitalization Value of the Company of approximately 269%. Similarly, the CEO and COO each have earned annual bonus payments, calculated pursuant to the Performance-Based Plan, which have increased from $700,000 in 1994 to $9.6 million for 2006, an increase of 1,272%, and from $6.3 million in 2000 to $9.6 million for 2006, an increase of approximately 52%.

Rather than focusing only on short-term goals, the Company’s executive leadership in 2007 emphasized the preservation of shareowner value over the long-term, especially in a declining market, and pursued a disciplined strategy of managing long-term risk. They translated that strategy into day-to-day operational, planning, budgetary and compensation management. The Compensation Committee concluded that the Company’s executive leadership succeeded admirably in implementing this strategy. In understanding the cyclical nature of the homebuilding industry and anticipating the market downturn, the executive leadership exhibited unusual foresight, vision and discipline in managing risk, executing a strategy of reducing the Company’s land inventory, executing controls over the building of speculative houses, resizing the Company, reducing general and administrative expenses, generating cash and achieving a strong debt-to-capital ratio. In addition, the Committee noted that all three ratings agencies maintained the Company’s investment grade rating, a status enjoyed by only one other public homebuilder.

In evaluating Executive Compensation, the Compensation Committee considers numerous other factors, recognizing that the long-term shareowner interests may not necessarily be entirely or accurately reflected in the closing price of the stock traded on any one particular day (or even one year). While the Committee does not engage in benchmarking, it does subjectively consider a broad spectrum of additional factors, including, but not limited to, the Company’s performance and achievements; the role, leadership and accomplishments of the executive officers; the national and regional economic trends and conditions affecting the Company’s financial condition; and the performance and compensation of the Peer Group executive officers.

In determining compensation to be awarded to the executive officers for 2007, the Committee was confronted with the fact that the deteriorating conditions throughout the year in the mortgage industry and credit markets weighed heavily on consumer confidence and the demand for new homes. The Committee sought to provide an appropriate level of compensation in light of these challenging market conditions and the accomplishments of the executive officers with respect to their foresight in strengthening the financial condition of the Company and mitigating losses in shareowner value compared to the other publicly-held homebuilders as a whole.

Elements of Compensation

Base salaries, annual performance bonuses and long-term equity incentives are the primary compensation elements utilized by the Company to incentivize our executive officers to deliver maximum performance and enhanced value to our shareowners. In addition, our executive officers also receive other benefits, as outlined below. The Compensation Committee does not have a specific formula for allocating compensation among the various elements. Rather, the Committee subjectively considers a compensation package for each executive officer, as a whole, that it believes to be fair and reasonable and in accordance with shareowner interests.

Messrs. Mizel and Mandarich, our CEO and COO, have been retained by the Board to jointly supply the vision, leadership and judgment that guide the Company to the success it enjoys, providing business strategy, fiscal responsibility and management of risk. As two of the most highly experienced executive officers in the homebuilding industry, they are invaluable to the Company in the pursuit of maintaining and increasing shareowner value. The CFO and CLO, in turn, are responsible for developing the policies, procedures and mechanisms for implementing the strategic direction of the Company set by the CEO and COO. Accordingly, the CEO and COO are compensated at a significantly higher level than the other executive officers.

Section 162(m) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid for any fiscal year to the “principal executive officer” and the three most highly compensated executive officers other than the “principal executive officer” and the “principal financial officer” (thus it appears that the “principal financial officer” is excluded from the covered employee group). In order to encourage executive compensation that is linked to performance, the statute exempts qualifying performance-based compensation if specific requirements are met. While the Company generally seeks to structure its Executive Compensation to comply with the exemption requirements of Section 162(m), the Company recognizes the need for flexibility in determining compensation levels that are not directly linked to the financial performance of the Company. Therefore, in certain circumstances, it provides discretionary compensation that is not deductible when it believes it is in the interest of the Company and its shareowners.

Base Salary

The base salary for each of our executive officers provides the foundation for a fair and competitive compensation opportunity. The objective of the base salary is to provide a fixed element of total Executive Compensation in light of competitive compensation practices. The base salary rewards the executive’s core competence in the executive’s role relative to skills, experience and contributions to the Company, without any specific connection to the financial performance of the Company. The Compensation Committee chooses to award the base salary so that the executive has the assurance of a minimum base level of compensation in light of the executive’s qualifications and to retain the services of the executive.

The base salaries of Messrs. Mizel and Mandarich have been established pursuant to their employment agreements with the Company. The base salary may not be reduced below the base salary for the prior year without the executive’s consent unless the salaries of the ten Company officers with highest annual base salaries are reduced below their base salaries for the current or prior year. In such case, the executive’s base salary shall be proportionately reduced.

The Compensation Committee reviews and establishes the base salaries for all of the executive officers annually. For Messrs. Reece and Touff, the Committee considers the salary recommendations provided by Messrs. Mandarich and Mr. Mizel. For Messrs. Mizel and Mandarich, the Committee establishes base salaries in accordance with the provisions of their employment agreements. Except as limited by provisions contained in the employment agreements of Messrs. Mizel and Mandarich, the determination of base salaries is a subjective assessment by the Committee of an appropriate base salary level based on the following factors as a whole:

•	Base salary levels for comparable positions in the Peer Group
•	Length of service
•	Individual and prior Company performance
•	Compensation studies
•	Tax considerations under Section 162(m)

Through the foregoing analysis, the Compensation Committee determined to keep all of the executive officers’ 2008 base salaries unchanged from the 2007 levels. The Committee believes that these base salary amounts are appropriate in light of the various factors it considered in making the specific base salary determinations.

This compensation element is a base level of compensation, in addition to which other compensation is paid to provide incentives for the executive’s performance and to support the executive in focusing on the success of the Company and maximizing shareowner value.

Annual Bonus

The objective of the cash and restricted stock bonuses we paid was intended to reward our executive officers for their individual accomplishments and for the Company’s overall performance during the past year and to provide an incentive for future performance.

In connection with the award of executive officer bonus compensation for 2007, the Committee was confronted with the fact that the deteriorating conditions throughout the year in the mortgage industry and credit markets weighed heavily on consumer confidence and the demand for new homes. In prior years, the annual bonus for our CEO and our COO was determined in accordance with the formula contained in the Performance-Based Plan, which was based on the Company’s Adjusted Pre-Tax Income. The impact of the industry-wide decline and the consequential decrease in the Company’s home sales, reduced margins and the unexpected level of impairments resulted in a calculation of a zero bonus for 2007. Unfortunately, the formula calculated solely on income for the fiscal year failed to acknowledge the superior performance of the executive officers in the management of the assets and debt of the Company and the preservation of its financial integrity in the face of the extraordinary break-down in the homebuilding industry. The Committee deemed it unfair and inappropriate in view of the Company’s other achievements and the invaluable long-term accomplishments attributable to the CEO and COO with respect to their leadership and foresight in implementing a conservative and strategic risk profile designed to safeguard the financial condition of the Company and mitigate loss in shareowner value. As a result, the Committee believes the Company is uniquely positioned to capitalize on future market opportunities as the homebuilding market eventually recovers. Consequently, the Committee determined to award each of the CEO and COO a discretionary cash and restricted stock bonus. This determination was based on, among other factors, the following:

•	Increasing operating cash flow and achieving a cash on hand balance at the fiscal year-end in excess of $1 billion dollars.
•	Reducing the ratio of corporate and homebuilding debt-to-capital, net of cash, from 18% to -1% at the fiscal year-end.
•	Increasing the Company’s cash and available borrowing capacity to more than $2.2 billion.
•	Executing a reduction in land and lots held for development by more than 45%.

•	Limiting speculative inventory.
•	Directing the Company’s reduction in general and administrative expenses by $115 million.
•	Maintaining the Company’s investment grade rating with all three ratings agencies, a status enjoyed by only one other public homebuilding company.
•	Experiencing a stock price decline of 35% during 2007, as compared with the peer group of other public homebuilders, which averaged a diminution of 61%.

Since the performance metrics for the award were not pre-determined and approved by the shareowners, in advance, the discretionary bonus paid to each of the CEO and COO in cash and restricted stock is not tax deductible to the Company to the extent the bonus and other non-performance based compensation, as provided in Code Section 162(m), exceeded $1 million for that individual in 2007.

For 2007, the Compensation Committee also awarded discretionary bonuses to our CFO and CLO. The Compensation Committee has chosen not to award bonuses to these two persons based upon pre-set criteria pertaining to matters for which they may be responsible to control. Although the use of shareowner approved pre-set criteria could be applied to qualify for Section 162(m) deductibility, the Compensation Committee believes it is not in the best interests of the Company or its shareowners to use pre-set criteria for these two persons, in light of the positions they hold. Rather, the Committee determined discretionary bonuses for Messrs. Reece and Touff based on, among other factors, the Company’s performance and achievements described above, the successful accomplishments of these two individuals, respectively, in regard to their leadership and execution of the strategic policies and risk profile addressing the challenges and issues faced by the Company during the course of 2007, the bonus amounts previously paid to each executive and reference to the bonus levels being paid by the Company’s Peer Group.

The determination of the discretionary bonus amount for each executive officer was a subjective assessment and determination by the Committee of an appropriate bonus based on the factors discussed above, as a whole. The Committee chose to pay these amounts to reward each individual’s accomplishments in light of the results achieved by the Company, and as a continuing incentive for their performance.

Equity-Based Compensation

In conjunction with their base salary and cash bonus compensation for current performance, our executive officers are eligible for equity incentives under the Company’s shareowner approved 2001 Equity Incentive Plan.

The purpose of MDC’s 2001 Equity Incentive Plan is to grant those selected for participation in the plan, including the executive officers, with meaningful long-term incentives to continue in the service of the Company and create a direct, personal interest in the future success of the Company by linking their incentive compensation to increases in shareowner value. The capacity to award stock options and restricted stock has been a valuable tool in providing a financial incentive that attracts, retains and motivates some of the Company’s most qualified employees.

The Compensation Committee typically awards stock options and restricted stock subject to continued employment and future vesting requirements in order to incentivize the employee over the long term. All of the stock options and restricted stock awarded to executive officers in 2007 were subject to future vesting requirements.

In 2007, our CEO and COO were granted both stock options and restricted stock under the 2001 Equity Incentive Plan. The options vest and become exercisable as to 33 1/3% of the shares on each of the third, fourth and fifth anniversary dates of the grant on condition that the executive officer is employed on that date. In addition, the exercise price for half of the options awarded to the CEO and COO were set at an exercise price ten percent (10%) higher than the closing stock price on the date of the grant. The restricted stock will vest (the restrictions on the stock will lapse) as to 33 1/3% of the shares each year over three years, beginning on the third anniversary of the date of the award if the executive officer is employed on that date.

In 2007, our CFO and CLO were awarded both stock options and restricted stock under the 2001 Equity Incentive Plan. The options vest (become exercisable) as to 33 1/3% of the shares on each of the third, fourth and fifth anniversary dates of the grant if the executive officer is employed on that date. The restricted stock will vest (the restrictions on the stock will lapse) as to 25% of the shares each year over four years, beginning on the first anniversary of the date of the award on condition that the executive officer is employed on that date.

If Proposal 3, described and presented in this Proxy Statement, is approved by shareowners at our Annual Meeting, the exercise price of the options awarded to the CEO, COO and CLO in 2007 may be reset based on the closing price of our Common Stock on the date of our Annual Meeting, if they accept the Exchange Program offer described in Proposal 3.

The Compensation Committee considers the accounting impact of equity-based compensation when evaluating potential awards to the executive officers, including the Black-Scholes option pricing model. The stock options were granted at an exercise price that equaled or exceeded the closing price of the Common Stock on the date of the grant. The restricted stock was valued at the closing price of the Common Stock on the date of grant.

The Compensation Committee chose to grant the stock options and restricted stock, in its discretion, to provide a long-term incentive for our executive officers that align their interests with growth in shareowner value. The Committee determined the amount of each award considering the deemed value of the executive officer to the welfare of the Company, the meaningfulness of the grant to the executive officer, the level of prior grants, the amount of awards made to executive officers by the Company’s Peer Group in the homebuilding industry, the terms contained in the CEO and COO employment agreements and the level of other compensation earned by the Company’s executive officers.

The determination of this equity-based compensation was a subjective assessment and determination by the Committee of an appropriate level of equity compensation based on the factors identified above as a whole. The Committee believes that the equity compensation amounts are appropriate in light of the identified factors, which it considered in making the specific compensation decisions.

The Committee also believes it has established a balanced level of compensation in cash and long-term equity that presents a rewarding, competitive and meaningful incentive in alignment with shareowner interests.

Other Compensation

Other compensation received by our executive officers consists of the matching contributions paid under the Company’s 401(k) savings plan (on the same basis as received by all other participants in that plan), as well as typical executive personal benefits consisting of: for the CEO and COO, automobile allowances, club dues, financial planning services, non-business use of Company aircraft and supplemental health insurance; for the CFO, an automobile allowance, club dues and supplemental health insurance; and for the CLO, an automobile allowance and supplemental health insurance.

The Board of Directors of the Company has determined that it is in the best interests of the Company for its CEO and its COO to use the Company aircraft for non-Company business purposes, when the aircraft is not being utilized in the ordinary course of Company business. The incremental expense to the Company for non-business use of Company aircraft is reimbursed to the Company. The Company leases the aircraft to those executive officers on a non-exclusive basis when the aircraft are not required for Company business. The lease agreements, which have been filed with the SEC on Form 8-K, require the officers to pay each month the Incremental Expenses incurred by the Company for each flight, as defined in the lease agreements. The Incremental Expenses represent the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). For 2007, our CEO and our COO paid in advance $361,000 and $91,000, respectively, for future non-business aircraft use.

They each incurred, respectively, $330,000 and $75,000 in actual lease payments for 2007. Accordingly, they each had a credit balance at the end of the year of $31,000 and $16,000, respectively. To the extent the fair market value charter rate of the aircraft exceeds the executive officer’s lease payments, income is imputed to the executive officer and the executive officer pays income tax on such amounts. In addition, when seats on the aircraft are available on a business flight and occupied for non-business purposes, income is imputed to the executive officer, and the executive officer pays federal income tax based on the Standard Industry Fare Level (“SIFL”) rules of the Internal Revenue Service. The executive officers also pay federal excise tax for the non-business use of the aircraft.

The objective of these benefits is to provide conveniences to the executive officers that promote their health and welfare, allow them to more efficiently use their time and to support them in effectively contributing to the success of the Company.

Employment Agreements

The Company entered into employment agreements with Mr. Mizel and Mr. Mandarich effective October 1, 1997. These agreements were restated as of February 26, 2003. The agreements provide for the executives’ continued employment with the Company: Mr. Mizel as Chairman and Chief Executive Officer, and Mr. Mandarich as President and Chief Operating Officer. The agreements specify a minimum base salary, incentive compensation and medical benefits during the executive’s employment as well as payments and medical benefits upon the executive’s retirement, disability or termination. Material terms of the employment agreements are summarized below.

Employment Term: The agreements automatically extend for two-year terms unless (1) the Company or the executive elects to terminate by six months written notice, or (2) the executive is terminated earlier.

Base Salaries: Mr. Mizel’s base salary may not be less than $1,000,000 per year. Mr. Mandarich’s base salary may not be less than $830,000 per year. The base salary for the executive may only be reduced below his prior year’s base salary if (1) he consents, or (2) the base salaries of the ten Company officers with the highest annual base salaries are reduced below their base salaries for the current or prior year. In that case, the executive’s base salary would be proportionately reduced.

Incentive Compensation: The Company pays the executive annual incentive compensation pursuant to employee equity incentive plans which are performance-based plans. Details of the incentive plans are described more fully in “Compensation Processes and Procedures” and “Compensation Discussion and Analysis – Elements of Compensation” above.

Retirement Benefits: The Company will pay the executive a retirement benefit equal to 70% of his highest base salary during the final three years of his employment with the Company. The retirement benefit will continue for the duration of the executive’s life. If Mr. Mizel and Mr. Mandarich each retired at the end of 2007, their annual retirement benefits would approximate $700,000 and $581,000, respectively. See “Pension Benefits at December 31, 2007” below.

If either executive dies after his retirement benefit payments have begun, the Company will continue to pay the retirement benefit to his beneficiary for five years after the date the payments began. If the executive dies before his retirement benefit payments have begun, the Company will pay the retirement benefit to his beneficiary for five years.

Medical Insurance Benefits: The Company provides medical insurance benefits to Messrs. Mizel and Mandarich for the duration of their lives. This applies to each of them:

•	while he is employed;
•	for the rest of his life after employment;

•	after the date of disability, if he becomes totally disabled;
•	after the date he is terminated without cause; or
•	after he elects to terminate his employment following a change in control or material change.

The medical insurance coverage and benefits are at least comparable to those provided to other actively employed senior officers of the Company.

The medical insurance benefits also provide comparable coverage for: the executive’s spouse for the duration of executive’s life and, if she survives the executive, for an additional twenty-four months after his death.

Long Term Disability Benefits: The Company will provide the executive with long-term disability benefits. Under the benefits, the annual after-tax amount received by the executive would equal the after-tax amount of his base salary for the year in which he becomes disabled. This long-term disability benefit would be paid monthly until the earlier of the end of the executive’s disability or the date his retirement benefit begins. If the executive dies or becomes totally disabled during his employment, he or his estate will be entitled to receive all benefits earned under his performance-based plan and equity plans.

Perquisites: The Company provides the executive with certain perquisites pursuant to his employment agreement. The nature and value of these perquisites is described in greater detail in the “Summary Compensation Table” below.

Termination for Cause: The executive may be terminated for cause, as defined in their employment agreements. If either is terminated for cause, he will only be entitled to his base salary earned through the date of termination and will not be entitled to any other amounts under his employment agreement.

Termination Without Cause: If the executive is terminated without cause he will be entitled to receive:

•	an amount equal to his aggregate base salary during the three years prior to his termination;
•	an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination; and
•	the retirement benefit payable under the employment agreement, beginning on the date of termination.

In addition, the executive’s options and other rights under the equity plans would vest immediately and the executive, his spouse and his dependents would be entitled to continued medical benefits. Under the employment agreements, termination without cause includes the Company’s election not to extend the term of the employment agreement and the Company’s termination of the Performance-Based Plan.

Change in Control Provisions: If a change in control of the Company occurs, all of the options, dividend equivalents and other rights granted to Messrs. Mizel and Mandarich under the equity plans and other Company plans would accelerate and become exercisable immediately before the occurrence of the transaction that caused the change in control. If the transaction is not completed, the options would remain subject to the restrictions to which they were originally subject.

If the executive has not already been terminated, he can terminate his employment within two years after a change in control or a material change. In that case, or if the executive is terminated without cause on or within two years following a change in control, then:

•	he will receive the amounts discussed above that are payable if he were terminated without cause;
•	he will be entitled to the accelerated vesting of certain options and rights;

•

if the change in control involved a two-tier tender offer, at the executive’s election the Company will either: (1) pay the executive the difference between the exercise price of the otherwise unvested options and the price offered in the first tier; or (2) adjust the option terms to provide the executive new options with an equivalent value; and

•

with respect to the retirement benefit, either: (1) the Company will establish and fund an irrevocable grantor trust that conforms with the model trust set forth in Internal Revenue Service Revenue Procedure 92-64; or (2) the Company may elect to pay a lump sum cash payment in the amount that otherwise would be required to be contributed to such trust.

Excess Parachute Payments: Certain payments that Messrs. Mizel and Mandarich may receive could be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Code. This could occur following a change in control, a material change, or through any other payments made to the executives. In their employment agreements, Messrs. Mizel and Mandarich have agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as “excess parachute payments.”

Change in Control and Material Change Defined

A “change in control,” which is defined more fully in the employment agreements, occurs when:

•

a report on Schedule 13D is filed with the SEC that discloses that any person is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

•

any person purchases securities through a tender offer or exchange offer if after the offer is completed the person in question is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

•	the Company’s shareowners approve a consolidation or merger after which the Company would not be the continuing or surviving corporation;
•	the Company’s shareowners approve a consolidation or merger in which shares of Company Common Stock would be converted into cash, securities or other property;
•	the shareowners approve any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or
•

the majority of the Board of Directors ceases to be composed of Directors who were on the Board at the beginning of any twelve-month period. However, it will not be a change in control if the reason for the change was approved by the vote of two-thirds of the Directors in office who were directors at the beginning of that twelve month period.

A “material change,” which is defined more fully in the employment agreements, occurs when:

•

the Company makes certain adverse changes that make the executive’s reporting relationship, titles, functions, duties or responsibilities different from those he held at the last renewal or extension of his employment agreement;

•	the Company assigns or reassigns the executive, without his written permission, to another place of employment;
•	the Company reduces the executive’s base salary, annual incentive compensation, retirement benefits, long-term incentive compensation, or the manner in which the compensation is determined; or

•	a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the employment agreements.

See “Potential Payments Upon Termination or Change in Control” below for additional information.

Certain Other Change in Control Agreements

Messrs. Reece and Touff (each, an “Employee”) have entered into change in control agreements with the Company (the “Agreements”). The Agreements are effective January 26, 1998 and terminate on the earlier of termination of the Employee’s employment or December 31 of each year. Unless either party elects by notice in writing delivered to the other at least 90 days prior to December 31 of each year, the term of the Agreement will be renewed automatically for successive one-year terms. No notice has been delivered by either of the Employees or the Company. In addition, if an Agreement has not been terminated prior to a “Change in Control” (as defined below), upon a Change in Control, the term of an Agreement will extend automatically for two years following such Change in Control.

For purposes of the Agreements, the definition of “Change in Control” is generally the same as the definition of “Change in Control” in the description of the employment agreements above, except that the applicable percentage of beneficial ownership of outstanding securities of the Company is 50% rather than 20%.

For purposes of the Agreements, a “Change in Control Event” occurs if a Change in Control is followed by a “Material Change” within two years. A Material Change is defined in the Agreements to occur if the Employee’s employment is terminated without “cause” (as defined in the Agreements) or if, in general, any of the events set forth under the definition of “Material Change” described above with respect to the Employment Agreements takes place, taking into account the titles, positions and reporting relationships of the Employee.

Pursuant to the Agreements, if a Change in Control Event occurs, the Employee may elect within 90 days after the Change in Control Event to terminate the Employee’s employment, if not previously terminated by the Company, and to receive a Change in Control payment. The Change in Control payment equals two times the sum of the Employee’s base salary, in effect immediately prior to the Change in Control Event, plus the amount of the Employee’s last regular annual bonus, provided that the amount of such annual bonus shall not exceed 50% of the Employee’s annual base salary in effect immediately prior to the Change in Control Event.

If a Change in Control Event occurs, the Employee also would be entitled to continue to participate in the Company’s employee benefit plans, policies and arrangements that provide insurance and medical benefits on the same basis as provided to the Employee prior to the Change in Control Event for a period of twelve months after the date of termination of the Employee’s employment.

If a Change in Control as defined above occurs, all options, dividend equivalents and other rights granted to the Employee under any Company equity incentive plan shall be accelerated and become exercisable immediately prior to the closing of the Change in Control. If the Change in Control is not consummated, the Employee’s election to exercise such options and other rights shall be of no effect and the Employee’s options shall remain subject to their original restrictions.

Any amounts payable pursuant to the Agreement are in addition to any payments otherwise payable to the Employee pursuant to any agreement, plan or policy of the Company. If the amounts payable upon the occurrence of a Change in Control or Change in Control Event, either alone or together with other payments which the Employee has the right to receive, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Code, each Employee agrees in the Agreement that such aggregate amounts shall be paid in annual installments over the shortest period of time over which such amounts may be paid and not be treated as “excess parachute payments” under Section 4999.

See “Potential Payments Upon Termination or Change in Control” below for additional information.

The Compensation Committee believes that the potential payments in these limited change in control circumstances fit well within the Company’s overall compensation philosophy. The termination and change in control payments are calculated based on the base salaries and the annual bonuses paid to these executive officers. The Committee believes that the long term interests of our shareowners are aligned with the executive officers in that their compensation is, in turn, aligned with the success of the Company. The potential change of control compensation varies with the compensation previously paid to the executive, affords stability to the Company’s leadership and is consistent with the philosophy of the Committee to provide compensation that assures retention, incentive and reward to the executive team.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our four executive officers for the fiscal years ended December 31, 2007 and December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)		Total ($)
Larry A. Mizel,	2007	$1,000,000	$2,000,000	$14,936	$3,707,354	-0-	$213,962	$317,615	[4]	$7,253,867
Chairman and CEO	2006	$1,000,000	N/A	N/A	$4,061,000	$9,606,169	$353,140	$324,323	[4]	$15,343,633

David D. Mandarich,	2007	$830,000	$2,000,000	$14,936	$3,707,354	-0-	$178,839	$75,058	[5]	$6,806,187
President and Chief Operating Officer	2006	$830,000	N/A	N/A	$4,061,000	$9,606,169	$292,277	$78,142	[5]	$14,867,588

Paris G. Reece III, Executive Vice President,	2007	$440,000	$652,500	$117,722	$1,379,108	N/A	N/A	$33,981	[6]	$2,623,311
Chief Financial Officer and Principal Accounting Officer	2006	$440,000	$870,000	$109,000	$1,376,000	N/A	N/A	$30,792	[6]	$2,825,792

Michael Touff,	2007	$353,000	$281,250	$51,845	$586,495	N/A	N/A	$21,494	[7]	$1,294,084
Senior Vice President and General Counsel	2006	$353,000	$375,000	$81,000	$536,000	N/A	N/A	$21,996	[7]	$1,366,996

1 The amounts shown in the “Stock Awards” column and the “Option Awards” column represent the compensation cost recognized in the year noted for each of the executive officers with respect to such awards, as provided in SFAS 123(R). For a description of the assumptions used in valuing the awards, please see Note 14 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Please see the “Grants of Plan-Based Awards Table” below for more information about the awards granted in 2007.

2 These non-equity incentive plan compensation amounts were paid in cash in January following the year indicated in accordance with the terms of the shareowner approved Performance-Based Plan. For a description of these amounts, please see “Scope of Authority of Compensation Committee” above.

3 Change in pension value reflects the aggregate change for the year noted in the actuarial present value of accumulated Retirement Benefits and Medical Insurance Benefits provided for under Messrs. Mizel’s and Mandarich’s respective Employment Agreements.

4 Mr. Mizel’s “All Other Compensation” includes perquisites and other personal benefits of $309,865 for 2007, which consists of an automobile allowance, club dues, financial planning, non-business use of Company aircraft and supplemental health insurance. The non-business use of aircraft amount for Mr. Mizel was valued at $250,238 in 2007. This amount consisted of: (1) the value of the non-business use of aircraft, calculated as the difference between the fair market value charter rate for the Company aircraft and the lease payments made by Mr. Mizel for the Incremental Expense to the Company; plus (2) income imputed to Mr. Mizel based on SIFL rules for otherwise vacant seats on business flights occupied for non-business use. Mr. Mizel recognizes and pays income tax on this amount.

5 Mr. Mandarich’s “All Other Compensation” includes perquisites and other personal benefits of $67,308 for 2007, which consists of an automobile allowance, club dues, financial planning, non-business use of Company aircraft and supplemental health insurance. The non-business use of aircraft amount for Mr. Mandarich was valued at $30,948 in 2007. This amount consisted of: (1) the value of the non-business use of aircraft, calculated as the difference between the fair market value charter rate for the Company aircraft and the lease payments made by Mr. Mandarich for the Incremental Expense to the Company; plus (2) income imputed to Mr. Mandarich based on SIFL rules for otherwise vacant seats on business flights occupied for non-business use. Mr. Mandarich recognizes and pays income tax on this amount.

6 Mr. Reece’s “All Other Compensation” includes perquisites and other personal benefits of $21,510 for 2007, which consists of an automobile allowance, club dues and supplemental health insurance.

7 Mr. Touff’s “All Other Compensation” includes perquisites and other personal benefits of $11,560 for 2007, which consists of an automobile allowance and supplemental health insurance.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to stock and option awards granted to our executive officers under the shareowner-approved 2001 Equity Incentive Plan during the fiscal year ended December 31, 2007. Please see “Employment Agreements” above for a description of the material terms of Mr. Mizel’s and Mr. Mandarich’s Employment Agreements, and “Equity-Based Compensation” above for a description of the 2001 Equity Incentive Plan.

		Estimated Future Payouts Under Equity Incentive Plan Awards		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Award ($)
Name	Grant Date	Target (#)
Larry A. Mizel	12/20/2007	90,000	[1]	$38.01	[5]	$1,318,806
Larry A. Mizel	12/20/2007	90,000	[2]	$41.81	[6]	$1,249,083
Larry A. Mizel	12/20/2007	60,000	[3]	N/A		$2,280,600
David D. Mandarich	12/20/2007	90,000	[1]	$38.01	[5]	$1,318,806
David D. Mandarich	12/20/2007	90,000	[2]	$41.81	[6]	$1,249,083
David D. Mandarich	12/20/2007	60,000	[3]	N/A		$2,280,600
Paris G. Reece III	12/20/2007	70,000	[1]	$38.01		$1,025,738
Paris G. Reece III	12/20/2007	986	[4]	N/A		$37,500
Michael Touff	12/20/2007	30,000	[1]	$38.01	[5]	$439,602
Michael Touff	12/20/2007	493	[4]	N/A		$18,750

1 This option, granted on December 20, 2007, is exercisable as to 33 1/3% of the shares on each of the third, fourth and fifth anniversary dates. The exercise price is $38.01, the closing price of the Common Stock on the NYSE on the date of grant.

2 This option, granted on December 20, 2007, is exercisable as to 33 1/3% of the shares on each of the third, fourth and fifth anniversary dates. The exercise price is 110% of $38.01, the closing price of the Common Stock on the NYSE on the date of grant.

3 This restricted stock award was granted on December 20, 2007 and vests as to 33 1/3% of the shares over three years, commencing on the third anniversary of the date of the award. The awards were valued at $38.01 per share, the closing price of the Common Stock on December 20, 2007. Dividends are paid on the restricted stock.

4 This restricted stock award was granted on December 20, 2007 and vests as to 25% of the shares on each of the first four anniversary dates. The awards were valued at $38.01 per share, the closing price of the Common Stock on December 20, 2007. Dividends are paid on the restricted stock.

5 If Proposal 3, described and presented in this Proxy Statement, is approved by Shareowners at our Annual Meeting and the Exchange Program offer is accepted by the respective officers, the exercise price of these option awards (other than options held by Mr. Reece) will be reset to the closing price of our Common Stock on the date of the Annual Meeting.

6 If Proposal 3, described and presented in this Proxy Statement, is approved by Shareowners at our Annual Meeting and the Exchange Program offer is accepted by the respective officers, the exercise price of these option awards will be reset to 110% of the closing price of our Common Stock on the date of the Annual Meeting.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

The following table sets forth information with respect to all unexercised option and unvested restricted stock awards to our executive officers that were outstanding as of December 31, 2007. Options will become exercisable as to unvested shares and restricted stock will vest (restrictions will lapse) if the executive officer remains employed on the vesting date. The share amounts and option exercise prices in this table have been adjusted, as necessary, to reflect increases resulting from four 10% stock dividends and a 1.3 for 1 stock split previously declared by the Company.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)[13]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Larry A. Mizel	432,575	–		$18.47	11/19/2011	–		–
	196,625	–		21.39	11/18/2012	–		–
	104,998	–		26.56	04/07/2008	–		–
	101,001	151,502	[1]	44.68	11/17/2013	–		–
	–	90,000	[2]	61.98	12/30/2015	–		–
	15,600	62,400	[3]	62.14	11/22/2014	–		–
	15,600	62,400	[3]	65.10	11/22/2014	–		–
	15,600	62,400	[3]	68.06	11/22/2014	–		–
	–	90,000	[4]	68.18	12/30/2015	–		–
	–	90,000	[5]	57.05	12/29/2016	–		–
	–	90,000	[5]	62.76	12/29/2016	–		–
	–	90,000	[6]	38.01	12/20/2017	–		–
	–	90,000	[6]	41.81	12/20/2017	–		–
	–	–		–	N/A	60,000	[8]	$2,227,800

David D. Mandarich	432,575	–		$18.47	11/19/2011	–		–
	196,625	–		21.39	11/18/2012	–		–
	104,998	–		26.56	04/07/2008	–		–
	101,001	151,502	[1]	44.68	11/17/2013	–		–
	–	90,000	[2]	61.98	12/30/2015	–		–
	15,600	62,400	[3]	62.14	11/22/2014	–		–
	15,600	62,400	[3]	65.10	11/22/2014	–		–
	15,600	62,400	[3]	68.06	11/22/2014	–		–
	–	90,000	[4]	68.18	12/30/2015	–		–
	–	90,000	[5]	57.05	12/29/2016	–		–
	–	90,000	[5]	62.76	12/29/2016	–		–
	–	90,000	[6]	38.01	12/20/2017	–		–
	–	90,000	[6]	41.81	12/20/2017	–		–
	–	–		–	N/A	60,000	[8]	$2,227,800

Paris G. Reece III	121,121	–		$18.47	11/19/2011	–		–
	55,055	–		21.39	11/18/2012	–		–
	28,314	–		26.56	04/07/2008	–		–
	28,714	43,072	[1]	44.68	11/17/2013	–		–
	18,200	72,800	[2]	59.18	11/22/2014	–		–
	–	70,000	[4]	61.98	12/30/2015	–		–
	–	70,000	[5]	57.05	12/29/2016	–		–
	–	70,000	[6]	38.01	12/31/2017	–		–
	–	–		–	N/A	1,210	[9]	$44,927
	–	–		–	N/A	634	[10]	23,540
	–	–		–	N/A	657	[11]	24,394
	–	–		–	N/A	986	[12]	36,610

Michael Touff	51,909	–		$18.47	11/19/2011	–		–
	15,730	–		26.56	04/07/2008	–		–
	8,580	12,870	[1]	44.68	11/17/2013	–		–
	2,860	4,290	[7]	44.80	12/12/2013	–		–
	7,800	31,200	[3]	59.18	11/22/2014	–		–
	–	30,000	[4]	61.98	12/30/2015	–		–
	–	30,000	[5]	57.05	12/29/2016	–		–
	–	30,000	[6]	38.01	12/31/2017	–		–
	–	–		–	N/A	605	[8]	22,464
	–	–		–	N/A	317	[9]	11,770
	–	–		–	N/A	329	[10]	12,216
	–	–		–	N/A	493	[12]	18,305

1 This option vests as to 33 1/3% of the remaining shares on each of November 17, 2008, 2009 and 2010.

2 This option vests as to 33 1/3% of the shares covered thereby on December 30, 2008; and cumulatively as to an additional 33 1/3% on each of December 30, 2009 and 2010.

3 This option vests cumulatively as to 25% of the remaining shares on each of November 22, 2008, 2009, 2010 and 2011.

4 This option vests as to 33 1/3% of the shares covered thereby on December 30, 2008; and cumulatively as to an additional 33 1/3% on each of December 30, 2009 and 2010.

5 This option vests as to 33 1/3% of the shares covered thereby on December 29, 2009; and cumulatively as to an additional 33 1/3% on each of December 29, 2010 and 2011.

6 This option vests as to 33 1/3% of the shares covered thereby on December 29, 2010; and cumulatively as to an additional 33 1/3% on each of December 29, 2011 and 2012.

7 This option vests as to 33 1/3% of the remaining shares on each of December 12, 2008, 2009 and 2010.

8 The restrictions on these shares lapse as to 33 1/3% of the shares on each of December 20, 2010, 2011 and 2012.

9 The restrictions on these shares lapse as to 50% of the shares on each of December 30, 2008 and 2009.

10 The restrictions on these shares lapse on November 22, 2008.

11 The restrictions on these shares lapse as to 33 1/3% of the shares on each of December 29, 2008, 2009 and 2010.

12 The restrictions on these shares lapse as to 25% of the shares on each of December 20, 2008, 2009, 2010 and 2011.

13 If Proposal 3, described and presented in this Proxy Statement, is approved by shareowners at our Annual Meeting and the Exchange Program offer is accepted by the respective officers, the exercise price of underwater options (other than options held by Mr. Reece) will be reset based on the closing price of our Common Stock on the date of the Annual Meeting.

OPTION EXERCISES AND STOCK VESTED

The following table provides additional information about value realized by executive officers on option award exercises and restricted stock award vestings during the year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry A. Mizel	196,625	$7,530,255	–	–
David D. Mandarich	196,625	$7,229,901	–	–
Paris G. Reece III	–	–	2,220	$79,517
Michael Touff	23,595	$847,768	932	$33,189

PENSION BENEFITS AT DECEMBER 31, 2007

The following table shows the present value of accumulated pension benefits as of December 31, 2007.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Larry A. Mizel	Employment Agreement	N/A	$7,476,767	N/A
David D. Mandarich	Employment Agreement	N/A	$6,248,385	N/A
Paris G. Reece III	N/A	N/A	N/A	N/A
Michael Touff	N/A	N/A	N/A	N/A

For a description of the valuation method and the material assumptions used in quantifying the present value of the accumulated Retirement Benefits and the Medical Insurance Benefits, please see Note 6 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Also, for a description of the Retirement Benefits and the Medical Insurance Benefits, please see “Employment Agreements” above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows potential payments to our executive officers under existing contracts for various scenarios involving a change in control or termination of employment, assuming a December 31, 2007 termination date. Please see the narrative above under “Employment Agreements” and “Certain Other Change in Control Agreements” for a description of payments contemplated by these agreements.

Name	Benefit	Termination w/o Cause or Material Change		Change in Control		After Change in Control - Voluntary Termination [1] or w/o Cause		Voluntary Termination		Death		Disability
Larry A. Mizel	Severance Pay	$3,000,000	[2]			$3,000,000	[2]
	Ann. Incentive Comp.	$28,818,507	[3]			$28,818,507	[3]
	Stock Option Vesting	$2,227,800	[4]	$2,227,800	[4]	$2,227,800	[4]
	Health Care Benefits	$250,994	[5]			$250,994	[5]	$250,994	[5]	$6,494	[5]	$250,994	[5]
	Pension Benefit	$7,225,773	[6]			$7,225,773	[6]	$7,225,773	[6]	$3,500,000	[6]	$7,225,773	[6]

David D. Mandarich	Severance Pay	$2,490,000	[2]			$2,490,000	[2]
	Ann. Incentive Comp.	$19,212,338	[3]			$19,212,338	[3]
	Stock Option Vesting	$2,227,800	[4]	$2,227,800	[4]	$2,227,800	[4]
	Health Care Benefits	$250,994	[5]			$250,994	[5]	$250,994	[5]	$44,802	[5]	$250,994	[5]
	Pension Benefit	$5,997,391	[6]			$5,997,391	[6]	$5,997,391	[6]	$2,905,000	[6]	$5,997,391	[6]

Paris G. Reece III	Severance Pay					$880,000	[7]
	Bonus Payment					$220,000	[8]
	Stock Option Vesting			$129,471	[9]	$0	[9]
	Health Care Benefits					$12,862	[10]

Michael Touff	Severance Pay					$706,000	[7]
	Bonus Payment					$176,500	[8]
	Stock Option Vesting			$64,755	[9]	$0	[9]
	Health Care Benefits					$16,089	[10]

1 Following a change in control, Messrs. Mizel and Mandarich may elect to terminate their employment and receive the identified benefits. Following a change in control and a Material Event, Messrs. Reece and Touff may elect to terminate their employment and receive the identified benefits.

2 Calculated as the aggregate base salary earned by the executive during the prior three years.

3 Calculated as 300% for Mr. Mizel and 200% for Mr. Mandarich as of December 29, 2007, based on the bonus paid for 2006. These amounts vary from year to year. If a termination without cause occurred in 2008, this amount would be $0 for both Mr. Mizel and Mr. Mandarich.

4 Amount is the value of unvested restricted stock at December 31, 2007. Under the executive’s Employment Agreement, the vesting of all options, dividend equivalents and other rights granted under equity incentive plans and any other Company plans would be accelerated so as to permit the executive to fully exercise all outstanding options and rights, if any, granted to the executive. In the event a Change in Control involves a two-tier tender offer, the Company would pay the executive (at the executive’s election) the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide the executive new options with an equivalent value. At December 31, 2007, the exercise prices of all unvested stock options were all less than the closing price of the Common Stock on that day.

5 The amount shown is the total projected Medical Insurance Benefit obligation for the executive, which would provide medical benefits that are at least comparable to those provided to actively employed senior officers. After the end of his employment term, as of the date the executive becomes totally disabled, as of the date of the executive’s termination without cause or upon the executive’s election to terminate his employment following a change in control, the Company will pay the Medical Insurance Benefit for the duration of the executive’s life. The Medical Insurance Benefit also provides comparable coverage for: (1) the executive’s spouse for duration of the executive’s life and, if she survives him, for an additional 24 months after his death; and (2) each of executive’s children until such child is no longer a dependent; provided that the coverage for the spouse and children will not extend beyond five years after the commencement of the Retirement Benefit.

6 The amount shown is the total projected Retirement Benefit obligation for the executive. The annual Retirement Benefit, which is equal to 70% of the executive’s highest base salary during the final three years of the employment term, is payable in monthly installments beginning on the first day of the month following the last day of the employment term and continuing for the duration of the executive’s lifetime. In the event of death after the Retirement Benefit has commenced, the Company will continue to pay the Retirement Benefit to the executive’s beneficiary until five years after commencement of the benefit. If the Retirement Benefit has not commenced on the date of death, the benefit will commence to be paid to the executive’s beneficiary on the first day of the month following the date of death and will continue for five years.

7 Calculated as two times the executive’s base salary.

8 Calculated as the amount of the executive’s last regular annual bonus, not to exceed 50% of the executive’s annual base salary in effect immediately prior to the Change in Control Event.

9 Amount is the value of unvested restricted stock at December 31, 2007. Also included in the amount would be the difference between MDC’s stock price at December 31, 2007 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. If a Change in Control occurs, all options, dividend equivalents and other rights granted to the employee under any Company equity incentive plans shall be accelerated and shall become exercisable immediately prior to the closing of the Change in Control so as to permit the employee fully to exercise all outstanding options and rights. At December 31, 2007, the exercise prices of all unvested stock options were all less than the closing price of the Common Stock on that day.

10 If a Change in Control Event occurs, the employee shall also be entitled to continue to participate in each of the Company’s employee benefit plans, policies or arrangements which provide insurance and medical benefits on the same basis as was provided to the employee prior to the Change in Control Event for a period of 12 months after the date of termination of employee’s employment. Amount represents the estimated cost of 12 months of benefits for each employee.

DIRECTOR COMPENSATION

During 2007, each Director (excluding the Lead Director) who was not an officer of the Company (“non-employee Director”) was paid $4,000 per month as a retainer and $2,500 for attending the monthly Board meeting. Each respective Board committee member (also excluding the Lead Director) was paid $2,500 for attending each meeting of the Audit Committee, $2,000 for attending each meeting of the Compensation and the Corporate Governance/Nominating Committees, and $2,000 per month for service on the Legal Committee. On January 22, 2007, effective as of February 1, 2007, the Board authorized payment of a retainer (in addition to meeting fees) for the chairman of the Compensation Committee and the chairman of the Corporate Governance/Nominating Committee in the amount of $1,250 per month.

Mr. Kemper and Mr. Berman received a retainer of $2,000 per month during 2007 for services as directors of HomeAmerican. Mr. Kemper and Mr. Berman both attended all ten meetings of the HomeAmerican board.

In consideration for performing all of the duties and responsibilities of the Lead Director, Mr. Buchwald received during 2007 monthly compensation of $27,500 in lieu of all other cash compensation paid to independent Directors, including retainer fees and Board and committee meeting fees.

Pursuant to the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors, approved by the shareowners in 2001, each non-employee Director is granted options to purchase 25,000 shares of Common Stock annually. The options granted annually through 2007 are fully vested as of the date of grant. Each Director also is reimbursed for expenses related to his attendance at Board of Directors and committee meetings.

The following table sets forth information regarding the compensation of the Company’s non-employee Directors for the fiscal year ended December 31, 2007. The two Directors who are executive officers receive no compensation for serving as Directors in addition to the compensation received as executive officers.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) [1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation ($)		Total ($)
Michael Berman	$166,000	$218,950	N/A		N/A		$360,950
Steven J. Borick	$100,000	$218,950	N/A		N/A		$318,950
David E. Blackford	$133,750	$218,950	N/A		N/A		$352,700
Herbert T. Buchwald	$330,000	$218,950	N/A		N/A		$548,950
William B. Kemper	$177,750	$218,950	N/A		N/A		$372,700
Gilbert Goldstein	$102,000	$218,950	$0	[2]	$360,000	[3]	$680,950

1 Each non-employee Director was granted 25,000 options on October 1, 2007, vesting immediately, at an exercise price of $40.94 per share. The dollar amount shown for each Director is the amount related to stock option grants that was recognized for financial statement reporting purposes in 2007, in accordance with SFAS 123(R). Because the options granted were immediately vested, the full grant date fair value of each 2007 award ($218,950 per Director) was expensed immediately upon grant in 2007. For details on the assumptions used to calculate the fair value of options granted, see Note 14 “Stock Based Compensation” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. As of December 31, 2007, Messrs. Goldstein, Buchwald, Kemper, Blackford, Borick and Berman had outstanding option grants of 143,250; 152,575; 107,500; 75,000; 75,000 and 50,000 shares, respectively. If Proposal 4 described and presented in this Proxy Statement is approved by Shareowners at our Annual Meeting, the exercise price will be reset to the closing price of our Common Stock on the date of the meeting and the values of the awards will change accordingly.

2 The legal services consulting agreement under which Mr. Goldstein provides legal services to the Company specifies that, in the event that Mr. Goldstein retires from the practice of law, becomes disabled, dies or the consulting agreement with the Company is not renewed or extended during the term of the agreement, the Company will pay, in lieu of any payments or other benefits or services to be provided by the Company pursuant to the agreement, $15,000 per month for five years or the duration of Mr. Goldstein’s life, whichever is longer.

3 “All Other Compensation” for Mr. Goldstein consists of $360,000 related to legal consulting services.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee shall not be deemed to be “filed” with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except that it will be deemed “furnished” in the Company’s Annual Report on Form 10-K for 2007, but shall not be deemed incorporated by reference into any filing as a result of being furnished in the Annual Report.

The Compensation Committee hereby confirms that it has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William B. Kemper, Chairman

Michael A. Berman

Herbert T. Buchwald

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the Compensation Committee during 2007: Michael A. Berman (appointed January 22, 2007), David E. Blackford (through January 22, 2007), Steven J. Borick (through January 22, 2007), Herbert T. Buchwald and William B. Kemper. None of the committee members were, during the last fiscal year, officers or employees of the Company, none were formerly officers of the Company and none had a material interest in a “related party” transaction since the beginning of 2007. As noted under “Certain Relationships and Related Transactions” below, California Bank & Trust, of which Mr. Blackford is the Chief Executive Officer, is one of the 23 participating lenders in the Company’s Second Amended and Restated Credit Agreement dated March 22, 2006. Mr. Blackford has no direct or indirect material interest with respect to the Credit Agreement.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filing.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP (“outside auditors”), are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee generally meets monthly, or more often as necessary, to fulfill its responsibility to monitor and oversee these processes, as described in the Audit Committee Charter.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2007 with the Company’s management, the outside auditors and the Company’s internal audit department. The Audit Committee has discussed with the Company’s outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the Company’s outside auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence status.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

AUDIT COMMITTEE

Herbert T. Buchwald, Chairman

Michael A. Berman

David E. Blackford

William B. Kemper

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases its headquarters office space at 4350 S. Monaco Street, Denver CO 80237. Approximately 5,437 square feet in the Company’s office building at 4350 S. Monaco Street is subleased by various affiliates of Mr. Mizel, for which they paid rent in 2007 to the Company of approximately $96,000.

As noted above, Gilbert Goldstein previously served as a director of the Company, resigning effective as of the close of business on December 31, 2007. Pursuant to agreement, Mr. Goldstein acted as a consultant to the Company on legal matters during 2007 and continues to provide such services to the Company. The Company pays $30,000 per month for a minimum of 30 hours per week in legal services and $180 per hour for services performed in excess of 120 hours in any month. In the event that Mr. Goldstein retires from the practice of law, becomes disabled, dies or the consulting agreement with the Company is not renewed or extended during the term of the agreement, the Company will pay, in lieu of any other payments, other benefits or services to be provided by the Company pursuant to the agreement, $15,000 per month for five years or the duration of Mr. Goldstein’s life, whichever is longer. Pursuant to the terms of the consulting agreement, the Company also provides Mr. Goldstein with office space in the Company’s office building at 4350 S. Monaco Street (which space has an estimated annual rental value of $7,000), provides secretarial services shared with other Company attorneys (for 2007, the secretary received a salary and bonus totaling approximately $42,800, plus benefits), and reimburses actual expenses incurred related to services provided. Payment of $360,000 was made for services performed by Mr. Goldstein in 2007.

During 2007, the Company paid a firm owned by Carol Mizel, Mr. Mizel’s spouse, $120,000 for consulting services in connection with corporate and consumer marketing, merchandising, design work, human resources development, product development, and such other matters as were requested by the Company’s senior management. The firm, Mizel Design and Decorating Company, provided these services under an Independent Contractor Agreement with the Company, dated as of January 1, 2005. The Company also provides Ms. Mizel with office space in the Company’s office building at 4350 S. Monaco Street, which has an estimated annual rental value of approximately $3,000.

Effective as January 1, 2005, and August 2, 2007, Larry A. Mizel, Chief Executive Officer, and David D. Mandarich, President and Chief Operating Officer, each entered into lease agreements for their non-business use of Company aircraft when the aircraft are not required for Company business. The lease agreements require payment of the Incremental Expenses incurred by the Company for each non-business use, as defined in the lease agreements. The Incremental Expenses represent the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). Copies of the lease agreements have been filed with the SEC on Form 8-K and Form 10-Q. For 2007, Mr. Mizel and Mr. Mandarich paid in advance $361,000 and $91,000, respectively, for future non-business aircraft use. They each incurred, respectively, $330,000 and $75,000 in actual lease payments for 2007. Accordingly, they each had a credit balance at the end of the year of $31,000 and $16,000, respectively. To the extent the fair market value charter rate of the aircraft exceeds the time share lease payments, income is imputed to the executive officer, who pays income taxes on the imputed income. In addition, when seats on the aircraft are available on a business flight and occupied for non-business purposes, income is imputed to the executive officer, who pays federal income tax based on the SIFL rules of the Internal Revenue Service. The executive officers also pay federal excise tax for the non-business use of the aircraft.

Christopher Mandarich, the son of David D. Mandarich, was employed by one of the Company’s subsidiaries as a regional president. For 2007, Christopher Mandarich was paid a salary of $300,000 and a performance bonus of $500,000. On May 30, 2007, he was awarded 3,500 shares of restricted Common Stock, which vest on the fifth anniversary of the award, subject to continuous employment, and also are subject to a continuing two year non-transfer period thereafter. On November 19, 2007, he was awarded an additional 3,500 shares of restricted Common Stock, subject to the same restrictions. The closing price of the Company’s Common Stock on May 30 and November 19, 2007 was $54.59 and $35.43, respectively.

In the ordinary course of its business, HomeAmerican originates mortgage loans to Company employees. Substantially all of the mortgage loans originated by HomeAmerican are sold to investors within 45 days of origination. Mortgage loans originated for Company employees are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features. In December 2005, the son of Paris G. Reece III, who was an employee of one of the Company’s subsidiaries, purchased a Richmond American home for $269,065, on the same terms offered to the public, and obtained a mortgage loan in the amount of $215,000 from HomeAmerican, also on terms offered to the public. Mr. Reece is a co-borrower on the mortgage loan.

Director David E. Blackford is the Chief Executive Officer of California Bank & Trust. That bank is one of the 23 participating lenders in the Company’s Second Amended and Restated Credit Agreement dated March 22, 2006, which is the Company’s homebuilding line of credit. In 2007, California Bank & Trust received interest and fees from the Company representing approximately 0.0062% of the bank’s total revenue. Mr. Blackford has no direct or indirect material interest with respect to the Company’s homebuilding line of credit.

In 2007, the Company committed to contributing $1.0 million to the MDC/Richmond American Homes Foundation (the “Foundation”), a Delaware non-profit corporation that was incorporated on September 30, 1999. In February 2008, the Company contributed 26,932 shares of Common Stock to the Foundation in fulfillment of the 2007 commitment. The Foundation is a non-profit organization operated exclusively for charitable, educational and other purposes beneficial to social welfare within the meaning of Section 501(c)(3) of the Internal Revenue Code. The following Directors, former Director and/or officers of the Company are the trustees of the Foundation, all of whom serve without compensation:

Name	Title
Larry A. Mizel	Trustee, President and Assistant Secretary
Paris G. Reece III	Trustee, Vice President and Secretary
Steven J. Borick	Trustee
Gilbert Goldstein	Trustee
David D. Mandarich	Trustee

The authority to vote all securities that the Foundation is entitled to vote is vested in the five member board of trustees and voting of the securities is determined by majority vote of the board of trustees. Additionally, action is taken with respect to the Foundation’s investments by majority vote of at least three trustees. Accordingly, none of the trustees should be considered to beneficially own securities held by the Foundation. As permitted by the Foundation’s Bylaws, the Trustees have established an Investment Committee, consisting of Trustees Borick, Mizel and Reece, to supervise the finances of and make investment decisions for the Foundation in furtherance of its purposes. Also as permitted by the Bylaws, the Trustees have established a Donations Committee, consisting of Trustees Borick, Mandarich and Mizel, to supervise donations and make donation decisions for the Foundation in furtherance of its purposes.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

Our policies require that full information be disclosed regarding transactions with related persons, without mandating how such transactions are to be addressed, so that they may be considered on their own merits. Specifically, our Corporate Code of Conduct, in addressing conflicts of interest, notes that personal interests of our employees and Directors and their family members can sometimes come into conflict, or create the appearance of a conflict, with the Company’s interest. Accordingly, the Code of Conduct requires all employees (including our executive officers) and our Directors to immediately report conflicts of interest or transactions that create the appearance of a conflict of interest. These reports are to be made immediately to a Company compliance officer (as identified in the Code of Conduct), the Company’s Asset Management Committees, or, for members of the Company’s Board of Directors, to the Audit Committee, for a determination as to compliance with the Code of Conduct.

In addition, the Audit Committee’s charter provides for the Committee to be informed of related party transactions. In support of this and the Company’s SEC reporting requirements, the following written procedure has been adopted. Specifically, the Directors and executive officers are to report to the Company’s legal department all related party transactions between the Company (or any of its subsidiaries) and any of the executive officers and Directors, including any of their family members.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The table below sets forth information with respect to those persons known to the Company, as of March 3, 2008, to have owned beneficially 5% or more of the outstanding shares of Common Stock and the number of shares beneficially owned by the Company’s executive officers individually and by all of the Company’s executive officers and Directors as a group. The information as to beneficial ownership is based upon statements furnished to the Company by such persons, including Schedule 13G statements filed under the Securities Exchange Act of 1934, as amended. Information with respect to the beneficial ownership of shares of Common Stock held by each of the Directors and nominees (two of the Directors also being executive officers who each beneficially own more than 5% of the outstanding shares of Common Stock) is set forth in “Election of Directors” above.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Owned Beneficially		Percent of Class (2)
Greenlight Capital, L.L.C. and affiliates 140 East 45th Street, 24 th Floor New York, NY 10017	4,430,000	(3)	9.6%

Ziff Asset Management, L.P. 283 Greenwich Avenue Greenwich, CT 06830	2,956,077	(4)	6.4%

Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017	2,728,331	(5)	5.9%

Paris G. Reece III 4350 South Monaco St., Suite 500 Denver, CO 80237	480,830	(6)	1.0%

Michael Touff 4350 South Monaco St., Suite 500 Denver, CO 80237	193,650	(7)	*

All executive officers and Directors as a group (10 persons)	12,470,318		25.7%

*	Less than 1%.

(1)	The address of Messrs. Mizel and Mandarich, the Directors who each beneficially own more than 5% of the outstanding shares of Common Stock, is 4350 South Monaco Street, Suite 500, Denver, Colorado 80237. (See “Election of Directors” above.)

(2)	Based on 46,343,377 shares outstanding and entitled to vote at the Record Date, except as otherwise noted. In calculating the percentage of ownership, all shares of Common Stock the identified person or group had the right to acquire within 60 days of the Record Date by the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. As a group, the executive officers and Directors had the right to acquire within 60 days of the Record Date by the exercise of options an aggregate of 2,308,314 shares of Common Stock.

(3)	Based on Form 13F filed with the SEC on February 14, 2008 and Schedule 13G/A filed with the SEC on February 14, 2006. The 2006 Schedule 13G/A disclosed that: Greenlight Capital, L.L.C. has sole voting power and sole dispositive power over 2,039,400 shares; Greenlight Capital, Inc. has sole voting power and sole dispositive power over 2,065,000 shares; DME Advisors, L.P. has sole voting power and sole dispositive power over 325,600 shares; and David Einhorn has sole voting power and sole dispositive power over 4,430,000 shares.

(4)	Schedule 13G/A filed with the SEC on February 13, 2008 disclosed that: Ziff Asset Management, L.P. has shared voting power and shared dispositive power over 2,809,524 shares; PBK Holdings, Inc. and Philip B. Korsant have shared voting power and shared dispositive power over 2,956,077 shares; and ZBI Equities, L.L.C. has shared voting power and shared dispositive power over 2,278,022 shares.

(5)	Schedule 13G filed with the SEC on February 14, 2008 disclosed that Third Avenue Management LLC has sole voting power over 2,688,947 shares and sole dispositive power over 2,728,331 shares.

(6)	Includes 223,090 shares of Common Stock that Mr. Reece has the right to acquire within 60 days of the Record Date by the exercise of stock options at prices ranging from $18.47 to $59.18 per share. Mr. Reece has sole voting and investment power with respect to the shares set forth in the table.

(7)	Includes 71,149 shares of Common Stock that Mr. Touff has the right to acquire within 60 days of the Record Date by the exercise of stock options at prices presently ranging from $18.47 to $59.18 per share. Mr. Touff has sole voting and investment power with respect to the shares set forth in the table.

No change in control of the Company has occurred since the beginning of the last fiscal year. The Company knows of no arrangement the operation of which, at a subsequent date, may result in a change in control of the Company.

PROPOSAL FIVE

SHAREOWNER PROPOSAL CONCERNING

ESTABLISHMENT OF A NEW COMPLIANCE COMMITTEE AND

REVIEW OF REGULATORY, LITIGATION AND COMPLIANCE RISKS

The Company has received the following proposal from a shareowner. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, we will provide the name, address and number of shares of Common Stock held by the shareowner proponent of this proposal promptly upon receipt of a written or oral request. The Company’s contact information is: M.D.C. Holdings, Inc., telephone number: (303) 773-1100, Attn: Corporate Secretary, 4350 South Monaco Street, Suite 500, Denver, CO 80237. The Company is not responsible for the contents of the proposal or the supporting statement, both of which are quoted verbatim in italics below.

RESOLVED: The shareholders of M.D.C. Holdings, Inc. (the “Company”) request that the board of directors establish a new Compliance Committee, to be composed of independent directors, that would conduct a thorough review of the Company’s regulatory, litigation and compliance risks with respect to its mortgage lending operations and report to shareholders within six months of the 2008 annual meeting as to the committee’s findings and recommendations, as well as the progress made towards implementing those recommendations. This report should be prepared at reasonable cost and may omit confidential information.

SUPPORTING STATEMENT

The recent turmoil in the housing and mortgage markets has wiped out billions of dollars in shareholder value at housing-related companies. As of mid-December 2007, when this proposal was submitted, the Company’s stock was trading at 55% below its peak in July 2005.

In its August 13, 2007 issue, BUSINESS WEEK suggested that certain business practices among the nation’s largest homebuilders – particularly within their mortgage or financing affiliates – may have contributed to the recent collapse of the mortgage and housing markets. A specific concern is the conflict of interest that may occur if a home builder’s mortgage affiliate issues mortgages to home buyers who may not be able to repay their obligations. M.D.C. Holdings has a subsidiary (HomeAmerican Mortgage Corporation) that is the principal originator of mortgage loans for the Company’s homebuyers.

Concerns about housing financing practices have prompted calls for more regulatory and legislative action, as well as litigation. Reports in the news media indicate an increased interest by state and federal regulators in enforcing existing laws affecting home builders and mortgage originators, with a possibility of new regulations. In addition, some Members of Congress have indicated an interest in imposing a fiduciary obligation on originators and possibly placing non-bank lenders under federal oversight. At the state level, legislatures in a number of states are considering measures that target deceptive lending, foreclosure or fraud.

Litigation is also pending under the Real Estate Settlement Procedures Act, the Truth in Lending Act, and the Home Ownership Equity Protection Act, as well as state anti-predatory lending statues [sic].

As shareholders, we are concerned about the damage to long-term shareholder value that can result from litigation, regulatory costs and reputational injury at companies that lack adequate compliance procedures and active oversight by the board.

The Company’s board currently has a Legal Committee that is charged with “reviewing legal issues,” but that committee includes one inside director and does not meet the independence standard proposed here.

Given the current public scrutiny of homebuilders and their business practices, we believe that it is important for a independent board committee to undertake a thorough investigation of the Company’s practices in this area and to avoid or mitigate any conflicts that may arise.

We urge you to vote FOR this proposal.

The Board of Directors recommends a vote AGAINST the foregoing shareowner proposal.

The Company is strongly committed to its oversight and governance practices and takes its responsibility to its shareowners very seriously. In addition to two highly qualified executive officers, the membership of our Board of Directors is comprised of five business and financially experienced independent directors.

Unlike many public corporations, our Board conducts regular monthly meetings, and meets more often, as necessary. As confirmed in its charter, our Audit Committee assists the Board in its oversight of the Company’s compliance with legal and regulatory requirements. This Committee is comprised of four independent directors, conducts regular monthly meetings and meets more often, as necessary. In addition, our Board has established a Corporate Governance/Nominating Committee, which develops and recommends to the Board the Company’s set of corporate governance principles and codes of conduct applicable to the Company. This Committee also is comprised solely of four independent directors and conducts regular meetings.

The Company has long been committed to oversight and governance practices. At its inception, the Company through its Board established a Legal Committee, which meets regularly, as required. Currently, the committee consists of two independent directors of the Company. The charter of that committee gives it the power to provide oversight and review of significant legal affairs of the Company and retain outside counsel to assist in discharging its responsibilities. In addition, our HomeAmerican Mortgage Corporation subsidiary maintains a separate and active Board of Directors on which two of the Company’s independent board members serve.

In 2007, the Board held twelve regularly scheduled meetings, the Audit Committee held twelve meetings, the Corporate Governance/Nominating Committee held six meetings and the Legal Committee held nine meetings. The HomeAmerican board held ten meetings.

In addition to working with Ernst & Young, LLP, our independent outside auditors, the Audit Committee works with our internal audit department which maintains a professional staff of accountants and reports to the committee on a monthly basis. Also, HomeAmerican maintains its own internal audit function.

The Board and its committees regularly make use of outside counsel to assist them in the implementation of their oversight of the Company’s compliance with applicable legal and regulatory requirements.

In summary, we believe that the structure for meeting the responsibility for Board oversight of the Company’s legal and regulatory compliance is more than adequate and that it is functioning effectively. Accordingly, establishment of another committee of independent directors – the Company currently has four – and the requested additional action would not be an effective use of corporate resources.

For the foregoing reasons, the Board of Directors recommends a vote AGAINST the shareowner proposal. The enclosed proxy card will be voted AGAINST the shareowner proposal unless you specify otherwise in the proxy card.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and Directors and any beneficial owner of more than ten percent of the Company’s Common Stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the SEC and furnish copies of those reports to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations received from reporting persons, the Company believes that during the year ended December 31, 2007, all such reports were filed on a timely basis.

PROPOSAL SIX

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP audited the Company’s consolidated financial statements for the year ended December 31, 2007. The Company’s audit engagement agreement with Ernst & Young LLP provides for that firm to perform audit services for the Company’s subsequent fiscal years based on the terms and conditions set forth in the agreement until either the Audit Committee or Ernst & Young LLP terminates the agreement. Each year, the Audit Committee negotiates the terms of the audit engagement agreement and the fees provided under that agreement. The Audit Committee anticipates that, as in prior years, the 2008 audit engagement agreement will not be finalized until mid-year.

The Audit Committee recommends approval of the selection of Ernst & Young LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2008, subject to negotiation of the 2008 audit engagement agreement on terms approved by the Audit Committee. Even if the selection is approved, the Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the fiscal year.

A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR approval of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Audit Fees and All Other Fees

A summary of the fees of Ernst & Young LLP for the years ended December 31, 2007 and 2006 are set forth below:

	2007 Fees	2006 Fees
Audit Fees (1)	$1,356,458	$1,420,869
Audit-Related Fees (2)	-0-	-0-
Tax Fees (3)	15,755	62,432
All Other Fees (4)	1,616	2,690

Total Fees	$1,373,829	$1,485,991

(1)	Consists of fees and expenses for the audit of consolidated financial statements and SAS 100 interim reviews, the audit of internal control over financial reporting and services rendered in connection with SEC filings.

(2)	Consists of fees and expenses for audits and accounting consultations in connection with potential transactions.

(3)	Consists of fees and expenses for tax consulting and return preparation services.

(4)	Consists of fees for access to Ernst & Young LLP online resources.

Audit Committee Pre-Approval Procedures

Under the procedures established by the Audit Committee, all audit services and all non-audit services by the Company’s auditors are to be pre-approved by the Audit Committee, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act. In certain cases, pre-approval is provided by the committee for up to a year as to particular categories of services, subject to a specific budget. The committee also has delegated to each of its members the authority to grant pre-approvals, such pre-approvals to be presented to the full committee at the next scheduled meeting. The Audit Committee did not apply the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act in 2007 or 2006.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth above. However, if any other matters are properly presented to the shareowners for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

SHAREOWNER PROPOSALS

Any proposal a shareowner desires to present at the 2009 Annual Meeting of Shareowners and to have included in the Company’s proxy soliciting materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received in writing by the Secretary of the Company not later than November 12, 2008. However, if the date of the 2009 Annual Meeting changes by more than 30 days from the date of the 2007 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials as the Company shall inform the shareowners. If notice of any such proposal is not submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by such date, then such proposal will not be described in the proxy statement for the 2009 Annual Meeting, it will be deemed “untimely” for purposes of Rule 14a-4 and Rule 14a-5 under the Securities Exchange Act of 1934 and the persons appointed as the Company’s proxies will have the right to exercise discretionary voting authority with respect to such proposal.

For shareowner proposals submitted outside the Rule 14a-8 process, the Company’s By-Laws provide that only business properly brought before a meeting will be transacted. For business to be properly brought before a meeting by a shareowner, the shareowner must give timely notice thereof in writing to the Secretary of the Company. To be timely, the notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; however, in the event that less than 75 days’ notice or prior public disclosure of the date of such meeting is given or made to shareowners, notice by the shareowner to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. A shareowner’s notice to the Secretary shall set forth as to each matter the shareowner proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareowner proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareowner and (iv) any material interest of the shareowner in such business.

INCORPORATION BY REFERENCE

The Company hereby incorporates by reference into this Proxy Statement Items 6, 7, 7A, 8 and 9 of its annual report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on February 7, 2008.

BY THE ORDER OF THE BOARD OF DIRECTORS,

Larry A. Mizel

Chairman of the Board

APPENDIX A

M.D.C. HOLDINGS, INC.

AMENDED EXECUTIVE OFFICER PERFORMANCE-BASED PLAN

Article I

Establishment And Administration Of Plan

A.        The Compensation Committee (the “Committee”) of the Board of Directors of M.D.C. Holdings, Inc., (the “Company”) hereby establishes and restates the following Executive Officer Performance-Based Compensation Plan (the “Plan”) to provide additional incentive to improve the Company’s financial results to eligible employees responsible for management of the Company.

B.        This Plan restates the Executive Officer Performance Based Compensation Plan originally approved by the Company’s stockholders at the Company’s 1994 Annual Meeting of Stockholders.

C.        The Committee shall consist solely of at least two outside directors of the Company each of whom satisfies the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee shall administer and interpret the Plan in accordance with Section 162(m) of the Code. The Committee shall have exclusive authority to establish one or more Performance Objectives for any fiscal year.

D.        The Plan shall be submitted for approval by the Company’s stockholders in accordance with Delaware law. No payment shall be made under the Plan prior to approval of the Plan by the Company’s stockholders as required by Section 162(m) of the Code.

Article II

Definitions

For purposes of this Plan:

A.        “Covered Employees” shall mean the following individuals entitled to bonus payments under the Plan: Larry A. Mizel, the Company’s Chairman of the Board and Chief Executive Officer, and David D. Mandarich, the Company’s President and Chief Operating Officer.

B.        The Company’s “Adjusted Pre-Tax Income” for any fiscal year shall mean the sum of income (loss) before income taxes, extraordinary gain (loss) and cumulative effect of accounting changes of the Company and its consolidated subsidiaries for such year, as reported by the Company and audited by its independent public accountants, increased by amounts accrued for (i) the payments determined pursuant to this Plan; and (ii) non-production bonuses paid or to be paid by the Company.

C.        The Company’s “Stockholders’ Equity” for any fiscal year shall mean the Company’s year-end Total Stockholders’ Equity for the immediate fiscal year preceding the current fiscal year of the Company for which bonus payments under this Plan are being determined, as reported by the Company and audited by its independent public accountants.

D.        The Company’s “Adjusted Pre-Tax Return on Stockholders’ Equity” for any fiscal year shall mean its Adjusted Pre-Tax Income for such year divided by the Company’s Stockholders’ Equity for that fiscal year.

E.        The “Performance Goal” shall be a written goal for the achievement of one or more Performance Objectives approved by the Committee in respect of a particular fiscal year, which is established by the Committee

(i) while the outcome for such Performance Objective for that fiscal year is substantially uncertain and (ii) not more than 90 days after the commencement of the fiscal year.

F.        The “Performance Objectives” for any year shall be determined by the Committee. The Performance Objective shall be based upon one or more of the following criteria: (i) EBITDA, as defined in the Company’s Amended and Restated Credit Agreement dated as of January 28, 2005, as the same may be amended from time to time, or replaced; (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) expense management; (vii) return on investment before or after the cost of capital; (viii) improvements in capital structure; (ix) profitability of an identifiable business unit or product; (x) maintenance or improvement of profit margins; (xi) stock price; (xii) market share; (xiii) revenues or sales; (xiv) costs; (xv) cash flow; (xvi) working capital; (xvii) changes in net assets, whether or not multiplied by a constant percentage intended to represent the cost of capital; and (xviii) return on assets. The foregoing criteria may relate to the Company, one or more of its subsidiaries, divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other industries, or any combination thereof, as the Committee shall determine.

G.        The “Stockholders’ Equity Goal” for any fiscal year shall mean an amount equal to 10% of Stockholders’ Equity for such fiscal year.

Article III

Performance-Based Compensation

A.        The payments provided for in this Plan shall be paid only in the event that one or both of the following goals (the “Goals” and each a “Goal”) are achieved:

(i)         the Company’s Adjusted Pre-Tax Return on Stockholders’ Equity with respect to an applicable fiscal year equals or exceeds the Stockholders’ Equity Goal, in which case the Covered Employees shall receive the amount of compensation provided in Paragraph B of Article III, or

(ii)         the Performance Goal established by the Committee for that fiscal year is achieved, in which case the Covered Employees shall receive the amount of compensation provided in Paragraph C of Article III.

B.        If the Company’s Adjusted Pre-Tax Return on Stockholders’ Equity for any fiscal year equals or exceeds the Stockholders’ Equity Goal each of the Covered Employees shall receive, in accordance with the terms of this Plan, an amount equal to: (i) one and one half percent (1 1/2%) of the Stockholders’ Equity Goal; plus (ii) three percent (3%) of the amount by which the Company’s Adjusted Pre-Tax Income for such year exceeds the Stockholders’ Equity Goal.

C.        If the Performance Goal for any fiscal year is achieved, each of the Covered Employees shall receive, in accordance with the terms of this Plan, $2,500,000 together with 60,000 shares of restricted common stock of the Company (the “Common Stock”) under the Company’s 2001 Equity Incentive Plan (the “2001 Plan”) providing that the restrictions under the 2001 Plan shall lapse as to thirty-three and one third percent (33 1/3%) of the shares per year over three years commencing on the third anniversary of the date of award; and

D.        If both Goals are achieved, the Covered Employee shall receive compensation in an amount equal to the higher of (1) the amount determined pursuant to Paragraph B of Article III and (2) the amount determined pursuant to Paragraph C of Article III, with the restricted Common Stock valued at the closing price of the Common Stock on the New York Stock Exchange on the last trading day of the fiscal year for which compensation is to be granted. In no event shall the Covered Employees receive compensation pursuant to both Paragraph B and Paragraph C of Article III.

E.        The Committee shall have no discretion to increase the amount of any payment determined pursuant to this Plan. The Committee, however, may, in its sole discretion, reduce the amount otherwise payable to any Covered

Employee under Paragraph B of Article III for any fiscal year by determining, on or before the last day of the fiscal year, that the payment to such Covered Employee shall not exceed a dollar amount then specified by the Committee.

F.        This Plan shall be effective for fiscal years of the Company commencing after December 31, 2007.

Article IV

Payment

Any amounts to be paid pursuant to Paragraph B of Article III of this Plan shall be payable, in the Committee’s sole discretion, in cash and/or Common Stock; provided that no more than 20% of the amount paid to any Covered Employee for any fiscal year pursuant to this Plan shall be paid in Common Stock. The maximum number of shares of Common Stock available for issuance pursuant to Article IV of this Plan is 1,000,000 and the maximum number of such shares that may be issued to any one person is 1,000,000. If the Committee elects to pay any amount pursuant to Paragraph B of Article III of this Plan in Common Stock, such Common Stock shall be valued at the average closing price of the Company’s Common Stock on the New York Stock Exchange for the 31 trading days preceding the date (the “Certificate Date”) the Committee certifies in writing (i) that the respective Goal has been achieved; and (ii) the factors on which the respective Goal is based, as required by the following paragraph. If such trading value is not available for any reason, the Common Stock issued pursuant to this Plan shall be valued at its fair market value as of the Certificate Date as determined by the Committee. The Company shall use its best efforts to cause any shares of Common Stock to be issued pursuant to this Plan to be registered pursuant to the Securities Act of 1933 and regulations thereunder and any appropriate state securities laws and regulations within 180 days of the issuance of such shares of Common Stock.

The Company shall make payment to each of the Covered Employees as promptly as practicable after the end of each fiscal year, but in no event later than 90 days after the end of each such fiscal year. Before any payment is made for a fiscal year pursuant to the Plan, the Committee shall certify in writing (i) that the respective Goal for such fiscal year was achieved; and (ii) the amount of the Company’s Adjusted Pre-Tax Income, Stockholders’ Equity and Adjusted Pre-Tax Return on Stockholders’ Equity for such fiscal year, if payments are made under Paragraph B of Article III, or the amount of each component of the Performance Goal for such fiscal year, if payments are made under Paragraph C of Article III.

Article V

Miscellaneous

A.        Subject to the requirements of Section 162(m) of the Code, this Plan may be terminated or amended at any time by the Committee.

B.        This Plan is established with the intent that it will satisfy the requirements of Section 162(m) of the Code, and any provision of this Plan which is determined to be contrary to or in conflict with any such requirement shall be modified to the extent necessary so as to comply with all such requirements.

C.        Any payments made pursuant to this Plan shall be in addition to the base salaries and other compensation or benefits paid or provided to the Covered Employees, and in no event shall this Plan cause such base salaries and benefits to be reduced or forfeited.

APPENDIX B

SECOND AMENDMENT TO

M.D.C. HOLDINGS, INC. 2001 EQUITY INCENTIVE PLAN

The following Second Amendment to the M.D.C. Holdings, Inc. 2001 Equity Incentive Plan, effective March 26, 2001 (the “Plan”), as first amended on April 28, 2003, was adopted by the Board of Directors on March 10, 2008, and became effective by shareowner approval at the annual meeting on April 29, 2008. Capitalized terms used herein shall have the meanings ascribed in the Plan, unless otherwise defined herein.

RECITALS

Pursuant to the Plan, the employees of the Company have been awarded certain Options to acquire shares of the Company’s common stock. Due to significant changes in the homebuilding market, the exercise prices of many of the outstanding Options are higher than the current market price of the Company’s common stock.

Article XVI of the Plan is hereby struck and replaced in its entirety with the following:

ARTICLE XVI

PLAN AMENDMENT, MODIFICATION AND TERMINATION

16.1     Powers of the Committee.     The Committee may at any time terminate, and from time to time may amend or modify the Plan. Specifically, and without limiting the foregoing, the Board is hereby authorized to and may, in its discretion, amend the provisions relating to Options held by one or more persons and issued under the Plan to permit adjustment of the exercise price of those Options (a “repricing”). No amendment or modification may become effective, however, without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

16.2     Effects Of Amendments To The Plan On Outstanding Options.     No amendment, modification or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant holding such Award.

16.3     Exchange Program.     Notwithstanding the above, for Options granted under the Plan outstanding on April 29, 2008 held by current employees of the Company on that date (other than employees who have given notice of their resignations) and having an exercise price on that date greater than the closing price on the New York Stock Exchange of the Company’s common stock on April 29, 2008 (the “Outstanding Underwater Options”), shall be eligible for exchange pursuant to the Exchange Program, described in Section 16.3(a) below.

(a) The Company shall offer to reprice (the “Exchange Program”) on April 29, 2008, the Outstanding Underwater Options. The Outstanding Underwater Options held by each current employee, who accepts the offer in compliance with the terms of the Exchange Program, will be deemed to have been repriced such that the fair market value used to determine the exercise price of each Outstanding Underwater Option will be the closing price of the Common Stock on the New York Stock Exchange on April 29, 2008. For example, if the exercise price of the option was the fair market value when the option was granted, the new exercise price will be the closing price of the Common Stock on April 29, 2008. As another example, if the exercise price of the

B-1

option was not equal to the fair market value when the option was granted, but rather was a multiple of the fair market value, the new exercise price will be the same multiple of the closing price of the Common Stock on April 29, 2008.

(b) Except as noted in Section 16.3(a) above, all other terms of the repriced options will remain unchanged.

M.D.C. HOLDINGS, INC.

By:

Date:                    , 2008

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APPENDIX C

SECOND AMENDMENT TO

M.D.C. HOLDINGS, INC. STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

The following Second Amendment to the M.D.C. Holdings, Inc. Stock Option Plan For Non-Employee Directors, effective March 26, 2001 (the “Plan”), and as first amended on October 20, 2003, was adopted by the Board of Directors on March 10, 2008, and became effective by shareholder approval at the annual meeting on April 29, 2008 (the “Effective Date”). Capitalized terms used herein shall have the meanings ascribed in the Plan, unless otherwise defined herein.

Recitals

Pursuant to the Plan, the non-employee directors of the Company have been awarded Options. Due to significant changes in the homebuilding market, the exercise price of many of the outstanding Options is significantly greater than the current market price of the Options. All of the Options granted under the Plan are fully vested, subject to the terms of the Plan.

Amendment

1.            Amendment of Outstanding Options. The Options granted under the Plan that are outstanding and held by non-employee directors on the Effective Date and, as of the Effective Date have an exercise price greater than the closing price of the Common Stock on the New York Stock Exchange on the Effective Date (the “Outstanding Underwater Options”), shall be amended as follows: (a) the exercise price of each Outstanding Underwater Option shall be the closing price of the Stock on the New York Stock Exchange on the Effective Date, and (b) the Outstanding Underwriter Option, shall be deemed to be exercisable, as to thirty-three and one-third percent (33-1/3%) of the Shares covered by such Outstanding Underwriter Option on each of the first, second and third anniversaries of the Effective Date whether or not the Holder continues to be a director of the Company, provided, however, upon the death of the Holder during the Option Period, the Option shall immediately become fully exercisable. The non-employee directors who are Holders of Outstanding Underwriter Options, in voting to approve and adopt this Second Amendment, have consented to this Second Amendment pursuant to Section 6.3 of the Plan.

2.            Exercisability Schedule. With respect to Options to be granted in the future, Section 3.3(g) of the Plan is amended and restated to read in its entirety as follows:

(g)        Commencement of Exercisability. Each Option shall become exercisable as to thirty-three and one-third percent (33 1/3%) of the shares of Stock covered by such Option on each of the first, second and third anniversaries of the date the Option is granted whether or not the Holder continues to be a director of the Company, provided, however, upon the death of the Holder during the Option Period, the Option shall immediately become fully exercisable.

M.D.C. HOLDINGS, INC.

By:

Date:                    , 2008

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M.D.C. HOLDINGS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING OF SHAREOWNERS — APRIL 29, 2008

The undersigned hereby appoints PARIS G. REECE III and MICHAEL TOUFF, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 2008 Annual Meeting of Shareowners and any adjournments or postponements thereof (the “Meeting”) and to vote as designated on the reverse side of this card, all the shares of Common Stock of M.D.C. HOLDINGS, INC. that the undersigned is entitled to vote. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.

Please specify your choice by clearly marking the appropriate box. Unless otherwise specified, this proxy will be voted “FOR” Proposals 1, 2, 3, 4 and 6 and “AGAINST” Proposal 5.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to Be Held on April 29, 2008:

The Proxy Statement and the Annual Report to Shareowners are available at:

www.mdcholdings.com/2008proxy

(continued and to be marked, signed and dated on the other side)

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☒ Please mark your votes like this.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4 AND 6 AND “AGAINST” PROPOSAL 5.

1. Election of Directors - Nominees:

   William B. Kemper and David D. Mandarich

    ☐ FOR             ☐ WITHHELD

    ☐ FOR, except vote withheld from the following nominee:

2. To approve the M.D.C. Holdings, Inc. Amended Executive Officer Performance-Based Compensation Plan.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

3. To approve a plan amendment to authorize stock option repricing and an exchange program to reprice stock options held by Company employees.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

4. To approve a plan amendment to reprice stock options held by the Company’s independent Directors and implement a restrictive exercisability period.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

5. To vote on a shareowner proposal concerning establishment of a new compliance committee and review of regulatory, litigation and compliance risks.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

6. To approve the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

7. To vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Please sign exactly as your name appears on this proxy. Joint owners should each sign individually. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

Signature(s): Date: Signature(s): Date: